EXECUTION COPY

CREDIT AGREEMENT
dated as of DECEMBER 3, 2012

among

OPTOS CAPITAL PARTNERS, LLC, MDT LABOR, LLC, FOCUS FIBER SOLUTIONS, LLC, JUS-COM, INC., CMK RESOURCE GROUP, LLC and TOWNSEND CAREERS, LLC,
as Borrowers,

THE VARIOUS FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

and

ATALAYA ADMINISTRATIVE LLC,

as Administrative Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

(continued)

Page

Annexes

Annex I	Lenders and Pro Rata Shares
Annex II	Addresses

Exhibits

Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Borrowing Base Certificate
Exhibit C	Form of Note
Exhibit D	Form of Borrowing Notice
Exhibit E	Form of Excess Cash Flow Certificate
Exhibit F	Form of Assignment and Assumption

Schedules

Schedule 4.1.3	Prior Debt
Schedule 5.6	Litigation
Schedule 5.1(b)	Jurisdictions of Organization
Schedule 5.1(c)	Chief Executive Offices
Schedule 5.1(d)	Organizational Identification Numbers
Schedule 5.1(e)	Commercial Tort Claims
Schedule 5.8	Capitalization
Schedule 5.16	Insurance
Schedule 5.20	Labor Matters
Schedule 5.22	Material Contracts
Schedule 7.1	Existing Debt
Schedule 7.2	Existing Liens
Schedule 7.8	Affiliate Transactions
Schedule 7.11	Existing Investments
Schedule 7.15	Bank Accounts

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CREDIT AGREEMENT

This Credit Agreement (this "Agreement") dated as of December 3, 2012 is among Optos Capital Partners, LLC, a Delaware limited liability company, MDT Labor, LLC, a Delaware limited liability company, Focus Fiber Solutions, LLC, a Delaware limited liability company, Jus-Com, Inc., an Indiana corporation, CMK Resource Group, LLC, a Delaware limited liability company, and Townsend Careers, LLC, a Maryland limited liability company (each a "Borrower" and collectively, the “Borrowers”); the financial institutions that are or from time to time may become parties hereto, as Lenders hereunder; and Atalaya Administrative LLC, a New York limited liability company (in its individual capacity, “Atalaya Administrative”), as administrative agent for Lenders.

In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Section 1.          Definitions; Interpretation.

1.1.          Definitions.

When used herein the following terms shall have the following meanings:

Acceleration Event means the occurrence and continuance of any of the following: (a) an Event of Default under Section 8.1.1 as a result of the failure to pay in full the outstanding Revolving Loans on the Termination Date and/or the Term Loans on the Term Loan Maturity Date; (b) an Event of Default under Section 8.1.3(b); or (c) any other Event of Default under Section 8.1 and the declaration by Administrative Agent that the Obligations are due and payable and the Revolving Loan Commitment is terminated.

Accommodation Payment has the meaning set forth in Section 10.22.

Account has the meaning set forth in the Guarantee and Collateral Agreement.

Account Debtor means any Person who is obligated to any Borrower or any Domestic Subsidiary with respect to any Account.

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

Administrative Agent means Atalaya Administative, in its capacity as administrative agent for Lenders hereunder and any successor thereto in such capacity.

Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, and (b) any officer or director of such Person and (c) with respect to Lender, any entity administered or managed by Lender or an Affiliate or investment advisor thereof which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be "controlled by" any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, neither Administrative Agent nor any Lender shall be deemed an Affiliate of any Loan Party or of any of its Subsidiaries.

Agreement has the meaning set forth in the Preamble.

Allocable Amount has the meaning set forth in Section 10.22.

Applicable Rate means the LIBOR Rate plus twelve and three-quarters percent (12.75%) per annum; provided, however in no event shall the LIBOR Rate be less than three-quarters percent (0.75%) per annum.

Approved Fund means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Assignee has the meaning set forth in Section 10.9.2.

Assignment and Assumption has the meaning set forth in Section 10.9.2.

Atalaya Administrative has the meaning set forth in the Preamble.

Benefit Plan means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Loan Party or any member of the Controlled Group has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

Borrower has the meaning set forth in the Preamble.

Borrower Representative means Focus Fiber Solutions, LLC.

Borrowing Availability means, at the time of determination, an amount equal to the lesser of (a) the Revolving Loan Commitment less the aggregate outstanding Revolving Loans and (b) the excess, if any, of (a) the Borrowing Base over (b) the aggregate outstanding Revolving Loans plus the outstanding principal balance of the Term Loans. Borrowing Availability shall be calculated with reference to the most recent Borrowing Base Certificate acceptable to Administrative Agent and otherwise in accordance with this Agreement.

Borrowing Base means the sum of 100% of the Net Collectible Value of all Eligible Accounts, less such reserves and allowances as Administrative Agent deems necessary in its reasonable discretion. The Borrowing Base shall be calculated with reference to the most recent Borrowing Base Certificate acceptable to Administrative Agent and otherwise in accordance with this Agreement.

Borrowing Base Certificate means a certificate substantially in the form of Exhibit B.

Borrowing Notice means a notice in substantially the form of Exhibit D.

Business Day means any day on which commercial banks are open for commercial banking business in New York, New York, Illinois other than a Saturday, Sunday, January 1, the third Monday in January, the third Monday in February, the last Monday in May, July 4, the first Monday in September, the second Monday in October, November 11, the fourth Thursday in November, or December 25; provided that if January 1, July 4, November 11 or December 25 fall on a Sunday, the following Monday shall not be a Business Day.

2

Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of Parent, but excluding expenditures made in connection with the acquisition, replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, or (b) with cash awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

Cash Equivalent Investment means, at any time, (a) any evidence of indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, or corporate demand notes, in each case rated at least A-l by Standard & Poor's Ratings Group or P-l by Moody's Investors Service, Inc., (c) any certificate of deposit (or time deposit represented by a certificate of deposit) or banker's acceptance maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, (d) any repurchase agreement entered into with any commercial banking institution of the nature referred to in clause (c) above which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements and (f) other short term liquid investments approved in writing by Administrative Agent.

Change in Law means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Closing Date means the date on which all conditions precedent set forth in Section 4.1 and Section 4.2 have been satisfied (or waived in accordance with the terms hereof) and Lenders make the initial Loans hereunder.

Code means the Internal Revenue Code of 1986, as amended.

Collateral has the meaning set forth in the Guarantee and Collateral Agreement.

Collateral Access Agreement means an agreement in form and substance reasonably satisfactory to Administrative Agent pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by any Loan Party, acknowledges the Liens of Administrative Agent and waives (or, if approved by Administrative Agent, subordinates) any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits Administrative Agent reasonable access to any Collateral stored or otherwise located thereon.

3

Collateral Documents means, collectively, the Guarantee and Collateral Agreement, each Collateral Access Agreement, the Mortgages, each account control agreement and each other agreement or instrument pursuant to or in connection with which any Loan Party or any other Person grants a security interest in any Collateral to Administrative Agent, for the benefit of Lenders, each as amended, restated or otherwise modified from time to time.

Commitment or Commitments shall mean (a) with respect to the Revolving Loans, as to any Revolving Lender, the aggregate commitment of such Revolving Lender to make Revolving Loans, as set forth on Annex I hereto; (b) as to all Revolving Lenders, the aggregate commitment of all Lenders to make Revolving Loans; (c) with respect to the Term Loans, as to any Term Lender, the aggregate commitment of such Term Lender to fund its Pro Rata Share of the Term Loans, as set forth on Annex I; (d) as to all Term Lenders, the aggregate commitment of all Term Lenders to fund the Term Loans; and (e) as to all Lenders, the aggregate commitments of all Lenders to fund the Loans; in each case as the same may be reduced, modified or terminated from time to time pursuant to this Agreement.

Compliance Certificate means a certificate substantially in the form of Exhibit A.

Computation Period means each trailing twelve month period ending on the last day of a calendar quarter.

Concentration Account has the meaning set forth in Section 6.9.

Consolidated Net Income means, for any period, the consolidated net income (or loss) of Borrowers for such period calculated in accordance with GAAP.

Contingent Obligation means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation in respect of any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby.

Controlled Group means all Persons, who, together with a Loan Party, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments (including, without limitation, any notes issued to sellers in connection with an Acquisition), (c) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (with the amount thereof being measured as the fair market value of such property), (f) all obligations, contingent or otherwise, with respect to letters of credit (whether or not drawn), banker's acceptances and surety bonds issued for the account of such Person, (g) all Hedging Obligations of such Person, (h) all Contingent Obligations of such Person, (i) all non-compete payment obligations, earn-outs and similar obligations, (j) all indebtedness of any partnership of which such Person is a general partner, and (k) all obligations of such Person under any synthetic lease transaction, where such obligations are considered borrowed money indebtedness for tax purposes but the transaction is classified as an operating lease in accordance with GAAP.

4

Debtor Relief Laws means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

Default means any event that, if it continues uncured, will, with the lapse of time or the giving of notice or both, constitute an Event of Default.

Disposition means, as to any asset or right of any Loan Party, (a) any sale, lease, assignment or other transfer (other than to a Borrower or any of its Domestic Subsidiaries), (b) any loss, destruction or damage thereof, or (c) any condemnation, confiscation, requisition, seizure or taking thereof, in each case excluding (i) any sale, lease, assignment or other transfer in any Fiscal Year, the Net Cash Proceeds of which do not in the aggregate exceed $100,000, (ii) the sale or other transfer of Inventory in the ordinary course of business, and (iii) dispositions under clauses (iii), (iv), (v) and (vi) of Section 7.5(c).

Disqualified Stock shall mean any equity interest that, by its terms (or by the terms of any security or other stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Stock), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Debt or any other stock that would constitute Disqualified Stock, in each case, prior to the date that is 180 days after the Termination Date.

Distribution Limitation Amount means the lesser of (a) the cumulative balance of Ultimate Parent’s Tax Liability Account at the time of a proposed Tax Distribution and (b) the actual tax liability of Ultimate Parent for the Fiscal Year taking into account all items of income (including but not limited to sources other than Borrowers).

Dollar and $ mean lawful money of the United States of America.

Domestic Subsidiary means any Subsidiary that is incorporated or organized under the laws of a State within the United States of America or the District of Columbia.

EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income for such period but without duplication, (i) Interest Expense, (ii) income tax expense, (iii) depreciation and amortization, and (iv) extraordinary losses, minus, to the extent included in determining such Consolidated Net Income for such period, extraordinary gains; provided that for all purposes under this Agreement, EBITDA for any month set forth below shall be deemed to be the amount set forth below opposite such month:

5

January, 2012	$(67,000)
February, 2012	$256,625
March, 2012	$802,184
April, 2012	$255,874
May, 2012	$(13,106)
June, 2012	$676,755
July, 2012	$217,005
August, 2012	$312,779
September, 2012	$687,157

Eligible Account means an Account owing to any Borrower or any Domestic Subsidiary of a Borrower which meets each of the following requirements:

(a)          it arises from the sale of goods (which goods comply with such Account Debtor's specifications (if any) and have been delivered to such Account Debtor and not returned by such Account Debtor) or the rendering of services by a Borrower or the applicable Subsidiary;

(b)          it (i) is subject to a first priority perfected Lien in favor of Administrative Agent and (ii) is not subject to any other Lien (other than a Permitted Lien) or factoring arrangement;

(c)          it is a valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto and is not subject to any counterclaim, credit, allowance, discount, rebate or adjustment by the Account Debtor or to any claim by such Account Debtor denying liability thereunder in whole or in part; provided, that in the event any counterclaim, credit, allowance, rebate or adjustment is asserted, or discount is granted, the Account shall only be ineligible pursuant to this clause (c) to the extent thereof;

(d)          there is no bankruptcy, insolvency or liquidation proceeding pending by or against the Account Debtor with respect thereto;

(e)          the Account Debtor with respect thereto is a resident or citizen of, and is located within, the United States, unless the sale of goods or services giving rise to such Account is on letter of credit, banker's acceptance or other credit support terms reasonably satisfactory to Administrative Agent;

(f)          it is not an Account arising from a "sale on approval," "sale or return," "consignment" or "bill and hold" or subject to any other repurchase or return agreement;

(g)          it is not an Account with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by a Borrower or any Subsidiary (or by any agent or custodian of a Borrower or any Subsidiary) for the account of or subject to further and/or future direction from the Account Debtor with respect thereto;

6

(h)         it arises in the ordinary course of business of a Borrower or the applicable Subsidiary;

(i)          if the Account Debtor is the United States or any department, agency or instrumentality thereof, such Borrower or the applicable Subsidiary has assigned its right to payment of such Account to Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended;

(j)          if the Account is evidenced by chattel paper or an instrument, the original copy of such chattel paper or instrument shall have been endorsed and/or assigned and delivered to Administrative Agent in a manner reasonably satisfactory to Administrative Agent;

(k)        such Account has been billed to and is evidenced by an invoice in the name of the Account Debtor payable to a Borrower or a Domestic Subsidiary;

(l)         such Account does not include any amount related to a holdback or unsigned change order or any amount that may not be billed pursuant to the terms of the applicable contract with the Account Debtor;

(m)        it is an Account denominated in Dollars;

(m)        it is not an Account representing a credit card receivable and does not arise from a COD sale;

(n)        it does not represent a progress billing;

(o)        the Account Debtor with respect thereto is not a Borrower or an Affiliate of a Borrower;

(p)        it is an Account evidenced by an invoice delivered to the related Account Debtor and is not more than (i) 60 days past the due date thereof or (ii) 90 days past the original invoice date thereof, in each case according to the original terms of sale;

(q)        it is not owed by an Account Debtor with respect to whom more than 50% of all Accounts owed by such Account Debtor are not eligible under clause (p); and

(r)         it is not owed by an Account Debtor with respect to whom the aggregate amount of all Accounts owed by such Account Debtor and its Affiliates thereon exceeds 20% of the aggregate amount of all Accounts at such time (or 40% with respect to Sidera and Zayo).

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account. Further, with respect to any Account, if Administrative Agent at any time hereafter determines in its reasonable discretion that the prospect of payment or performance by the Account Debtor with respect thereto is materially impaired for any reason whatsoever, such Account shall cease to be an Eligible Account after notice of such determination is given to Borrower.

Eligible Assignee means any Person that meets the requirements to be an assignee under paragraphs (iii), (v), and (vi) of Section 10.9.2 (subject to such consents, if any, as may be required under paragraph (iii) of Section 10.9.2).

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Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or any Person or property.

Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to any matter arising out of or relating to health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Substance.

Environmental Lien means any Lien in favor of any Governmental Authority for Environmental Claims.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Event of Default means any of the events described in Section 8.1.

Excess Cash Flow means, for any period, the remainder of (a) the sum of (i) EBITDA for such period, plus (ii) amounts received by Borrowers and their Subsidiaries in cash in excess of recorded revenue, minus (b) the sum, without duplication, of (i) scheduled repayments of principal of the Term Loans and other Debt of Borrowers and the Subsidiaries (in respect of Debt permitted in accordance with Section 7.1) made during such period, plus (ii) voluntary prepayments of the Term Loans pursuant to Section 2.10.1 during such period, plus (iii) Unfinanced Capital Expenditures, plus (iv) all federal, state, local and foreign income taxes paid in cash by Borrowers and their Subsidiaries, or paid in cash by Ultimate Parent with the proceeds of the Tax Distributions by Borrowers permitted under Section 7.4, during such period, net of any federal, state, local or foreign income tax refunds received in cash by Borrowers and the Subsidiaries in such period, plus (v) all Interest Expense in respect of Debt permitted in accordance with Section 7.1 paid in cash by Borrowers and the Subsidiaries during such period.

Excess Cash Flow Certificate means a certificate substantially in the form of Exhibit E.

Excluded Taxes means, with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrowers under Section 3.14), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.5, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrowers with respect to such withholding tax pursuant to Section 3.1, and (d) any U.S. federal withholding Taxes imposed under FATCA.

8

Extraordinary Receipt means any cash received by or paid to or for the account of any Loan Party not in the ordinary course of business (and not consisting of proceeds described in any of Section 2.10.2(a)(i) and (a)(ii)), including, but not limited to, purchase price and other monetary adjustments made in connection with the Related Transactions or any Acquisition and/or indemnification payments made in connection with the Related Transactions or any Acquisition, foreign, United States, state or local tax refunds, pension plan reversions, proceeds of insurance (including key man life insurance and business interruption insurance, but excluding any casualty insurance), judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action.

FATCA means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

Fiscal Quarter means a fiscal quarter of a Fiscal Year.

Fiscal Year means the fiscal year of Borrowers and the Subsidiaries, which period shall be the 12-month period ending on December 31 of each year.

Fixed Charge Coverage Ratio means, for any Computation Period, the ratio of (a) the total for such period of EBITDA minus all Unfinanced Capital Expenditures to (b) Fixed Charges for such Computation Period, provided that Unfinanced Capital Expenditures for any month set forth below shall be deemed to be the amount set forth below opposite such month:

January, 2012	$42,000
February, 2012	$42,000
March, 2012	$42,000
April, 2012	$42,000
May, 2012	$42,000
June, 2012	$42,000
July, 2012	$42,000
August, 2012	$42,000
September, 2012	$42,000

Fixed Charges means, for any Computation Period, the sum for such Computation Period of (a) Interest Expense accrued for such Computation Period and paid or payable in cash at any time by Borrowers and the other Loan Parties (excluding in all instances any interest paid in kind), plus (b) required payments of principal of Debt (including the Term Loans but excluding the Revolving Loans) for such Computation Period by Borrowers and the other Loan Parties, plus (c) income taxes paid or payable and all Tax Distributions described in Section 7.4 paid by Borrowers and the other Loan Parties, plus (d) any Restricted Payment made during such Computation Period; provided that Fixed Charges for any month set forth below shall be deemed to be the amount set forth below opposite such month:

9

January, 2012	$260,000
February, 2012	$260,000
March, 2012	$260,000
April, 2012	$260,000
May, 2012	$260,000
June, 2012	$260,000
July, 2012	$260,000
August, 2012	$260,000
September, 2012	$260,000

Foreign Lender means any Lender that is organized under the laws of a jurisdiction other than that in which Borrowers is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

Foreign Subsidiary means any Subsidiary that is not incorporated or organized under the laws of a State within the United States of America or the District of Columbia, and that is a "controlled foreign corporation" within the meaning of Section 957 of the Code with respect to which a Loan Party is a "US Shareholder" within the meaning of Section 951(b) of the Code.

FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

Fund means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit.

GAAP means generally accepted accounting principles in effect in the United States of America set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

Government Authorization means any permit, license, registration, authorization, certificate, accreditation plan, directive, consent order or consent decree of or from or notice to any Governmental Authority.

Governmental Authority means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

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Government Contracts means any contract entered into with the United States government or any state or local government or any division, department or instrumentality.

Guarantee and Collateral Agreement means the Guarantee and Collateral Agreement dated as of the Closing Date by each Loan Party signatory thereto in favor of Administrative Agent, for the benefit of Lenders.

Hazardous Substances means hazardous waste, hazardous substance, pollutant, contaminant, toxic substance, oil, hazardous material, chemical or other substance regulated by any Environmental Law.

Hedging Obligation means, with respect to any Person, any liability of such Person under any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices. The amount of any Person's obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.

Holder means any owner of equity interests or membership interests in a Person.

Indemnified Liabilities has the meaning set forth in Section 10.6.

Indemnified Taxes means Taxes other than Excluded Taxes.

Interest Expense means for any period the consolidated interest expense of Borrowers for such period (including all imputed interest on Capital Leases).

Inventory has the meaning set forth in the Guarantee and Collateral Agreement.

Investment means, with respect to any Person, (a) the purchase of any debt or equity security of any other Person, (b) the making of any loan or advance to any other Person, (c) becoming obligated with respect to a Contingent Obligation in respect of obligations of any other Person (other than travel and similar advances to employees in the ordinary course of business), or (d) the making of an Acquisition.

Key Executives means Christopher Ferguson and Michael Traina.

Key Man Life Insurance means a current, valid, and fully paid key man life insurance policies insuring the lives of each of the Key Executives, each in the amount of $5,000,000, procured by Borrowers and naming Administrative Agent, for the benefit of Lenders, as beneficiary, that (a) is in form and substance reasonably satisfactory to Administrative Agent, (b) provides that it cannot be altered, amended, or modified in any respect, and (c) provides that it cannot be canceled without at least 30 Business Days’ prior written notice to Administrative Agent.

Legal Costs means, with respect to any Person, (a) all reasonable fees and charges of any counsel, accountants, auditors, appraisers, consultants and other professionals to such Person, and (b) all court costs and similar legal expenses.

Lender means the Persons listed on Annex I and any other Person that shall have become party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

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Lender Parties has the meaning set forth in Section 10.6.

LIBOR Rate means a rate per annum equal to (a) the offered rate for deposits in Dollars for a period equal to one month that appears on the Reuters Screen LIBOR01 Page at 11:00 a.m. London time (or, if not so appearing, as published in the "Money Rates" section of The Wall Street Journal or another national publication selected by Administrative Agent) on each Business Day, divided by (b) the sum of one minus the aggregate maximum reserve requirement (expressed as a decimal on each Business Day) then imposed under Regulation D of the FRB for "Eurocurrency Liabilities" (as defined therein).

License means, any license or agreement under which any Borrower or any other Loan Party is authorized to use intellectual property in connection with the operation of its business.

Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

Liquidity means, the sum of Borrowers’ unrestricted cash, unrestricted Cash Equivalent Investments and Borrowing Availability, less and Borrowers’ trade accounts payable in excess of 30 days.

Loan Documents means this Agreement, the Notes, the Collateral Documents, the Warrants, any subordination agreement and all documents, instruments and agreements delivered in connection with the foregoing.

Loan Party means Ultimate Parent and each of its Subsidiaries, including Parent, Borrowers, and the Subsidiaries of Borrowers.

Loans means Revolving Loans and the Term Loans.

Lockbox Account has the meaning set forth in Section 6.9.

Lockbox Bank has the meaning set forth in Section 6.9.

Margin Stock means any "margin stock" as defined in Regulation T, U or X of the FRB.

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of any Loan Party, (b) a material impairment of the ability of any Loan Party to perform any of its Obligations under any Loan Document, or (c) a material adverse effect upon any substantial portion of the Collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.

Material Contract has the meaning set forth in Section 5.22.

Mortgage means a mortgage, deed of trust, leasehold mortgage or similar instrument granting Administrative Agent, for the benefit of Lenders, a Lien on a real property interest of any Loan Party, each as amended, restated or otherwise modified from time to time.

Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any member of the Controlled Group may have any liability.

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Net Cash Proceeds means:

(a)          with respect to any Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance and by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Disposition net of (i) the reasonable direct costs relating to such Disposition (including sales commissions and legal, accounting and investment banking fees, commissions and expenses, but excluding any such costs payable to any Affiliate of any Loan Party), (ii) any portion of such proceeds deposited in an escrow account pursuant to the documentation relating to such Disposition (provided that such amounts shall be treated as Net Cash Proceeds upon their release from such escrow account to the applicable Loan Party), (iii) taxes paid or reasonably estimated by a Loan Party to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iv) amounts required to be applied to the repayment of any Debt (other than Debt assumed by the purchaser of such asset) secured by a Lien that has priority over the Lien of Administrative Agent, for the benefit of Lenders, on the asset subject to such Disposition, and (v) so long as no Event of Default exists, with respect to any Disposition described in clause (b) or (c) of the definition thereof, all money actually applied within 180 days to repair, replace or reconstruct damaged property or property affected by loss, destruction, damage, condemnation, confiscation, requisition, seizure or taking, in each case only if such proceeds are held in a cash collateral account subject to the control of Administrative Agent until such proceeds are actually applied to replace, repair or reconstruct such property, as the case may be (with any such proceeds remaining in such cash collateral account after the applicable 180 day period constituting Net Cash Proceeds received by a Loan Party immediately after the expiration of such 180 day period);

(b)          with respect to any issuance of equity securities, the aggregate cash proceeds received by any Borrower or any Subsidiary pursuant to such issuance, net of the reasonable direct costs relating to such issuance (including reasonable sales and underwriter's commission); and

(c)          with respect to any Extraordinary Receipts, the aggregate cash proceeds received by any Borrower or any Subsidiary, net of the reasonable direct costs relating thereto excluding any such costs payable to any Affiliate of any Loan Party.

Net Collectible Value means the amount of the Account due from an Account Debtor, less deductible obligations and contractual allowances under the applicable contract with such Account Debtor.

Non-Consenting Lender means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all affected Lenders in accordance with the terms of Section 10.1 and (b) has been approved by Administrative Agent.

Note means a promissory note substantially in the form of Exhibit C.

Obligations means all liabilities, indebtedness and obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party to Administrative Agent and/or any Lender under this Agreement, any other Loan Document, any Collateral Document or any other document or instrument executed in connection herewith or therewith, fees (including the fees provided for in the Fee Letter), charges, costs, expenses (including any fees or expenses that accrue after the commencement of an insolvency proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such insolvency proceeding), lease payments, guaranties, covenants, and duties of any kind and description owing by any Loan Party to Administrative Agent and/or any Lender arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Loan Party is required to pay or reimburse Administrative Agent and/or any Lender by the Loan Documents or by law or otherwise in connection with the Loan Documents, and in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

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Other Taxes means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

Paid in Full, Pay in Full or Payment in Full means, with respect to any Obligations, the payment in full in cash of all such Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted).

Parent means Optos Capital Partners, LLC.

Participant has the meaning set forth in Section 10.9.4.

PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

Pension Plan means a "pension plan", as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which any Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

Permitted Liens means Liens permitted by Section 7.2.

Permitted Protest means the right of Borrowers or any of their Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Borrowers’ or their Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrowers or their Subsidiaries, as applicable, in good faith, and (c) Administrative Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Liens granted to Administrative Agent, for the benefit of Lenders, under the Loan Documents.

Person means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority, or any other entity, whether acting in an individual, fiduciary or other capacity.

Prepayment Fee means with respect to any prepayment or all or a portion of the principal balance of the Term Loans or any termination of the Revolving Loan Commitment, a fee in an amount equal to that necessary to provide Lenders with the same yield on the portion of the principal balance prepaid for the period from the date of prepayment or termination to the Termination Date, assuming that principal and interest payments on the Loans and fees had been paid as scheduled herein rather than prepaid. In determining such fee, it shall be assumed that the Revolving Loans outstanding during the period from date of prepayment to the Termination Date was equal to the greater of (a) the Revolving Loans outstanding on the date of the initial Loan hereunder and (b) the average Revolving Loans during the ninety day period preceding the the date of prepayment as calculated by Administrative Agent

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Prior Debt means the Debt listed on Schedule 4.1.3.

Pro Rata Share means

(a)          with respect to any Revolving Lender as to all Revolving Lenders, the percentage obtained by dividing (i) the Commitment of that Revolving Lender to make Revolving Loans by (ii) all such Commitments of all Revolving Lenders to make Revolving Loans; provided, however, that if any such Commitment of a Revolving Lender is terminated pursuant to the terms hereof, then “Pro Rata Share” means the percentage obtained by dividing (x) the aggregate amount of such Revolving Lender’s outstanding Revolving Loans by (y) the aggregate amount of all outstanding Revolving Loans;

(b)          with respect to any Term Lender as to all Term Lenders, the percentage obtained by dividing (i) the aggregate amount of the portion of the outstanding Term Loan owing to such Term Lender by (ii) the aggregate amount of the outstanding Term Loans; and

(c)          with respect to any Lender as to all Lenders, the percentage obtained by dividing (i) the aggregate amount of such Lender’s Loans outstanding and such Lender’s Commitments by (ii) the aggregate amount of all Lenders’ Loans outstanding and all Lenders’ Commitments;

in each case, as such percentage may be adjusted by assignments permitted pursuant to Section 11.8 hereof.

Qualified Stock means and refers to any stock issued by the Ultimate Parent (and not by a Borrower or one or more of its Subsidiaries) that is not a Disqualified Stock, the Net Cash Proceeds of which are contributed by the Ultimate Parent to a Borrower or one or more of its Subsidiaries as a cash equity capital contribution.

Record means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

Register has the meaning set forth in Section 10.9.3.

Related Agreements means the Interest Purchase Agreement dated as of December 3, 2012 between Michael Traina and Parent for the purchase of the equity interests in MDT Labor, LLC.

Related Transactions means (a) the consummation of the transactions contemplated by the Related Agreements and (b) the payment of fees and expenses in connection therewith.

Required Lenders means, at any time, Lenders whose Pro Rata Shares of the Commitments exceed 66.6667%.

Resignation Effective Date has the meaning set forth in Section 9.6.

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Restricted Payment has the meaning set forth in Section 7.4.

Revolving Lender means each Person named on Annex I as a “Revolving Lender” and its respective successors and permitted assigns (but not, except as expressly set forth herein, any Participant that otherwise is not a party to this Agreement).

Revolving Loan Commitment means $8,500,000, as reduced from time to time pursuant to the terms hereof.

Revolving Loans has the meaning set forth in Section 2.1.1.

Sanctioned Entity means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

Sanctioned Person means a person named on the list of Specially Designated Nationals maintained by OFAC.

Seller Subordinated Guaranty means the Guaranty Agreement dated the Closing Date made by Ultimate Parent in favor among Michael Traina, guaranteeing repayment of the Seller Subordinated Note.

Seller Subordinated Note means the subordinated promissory note executed by Parent in favor of Michael Traina in the original principal amount of $4,000,000.

Seller Subordination Agreement means the Subordination Agreement dated the Closing Date among Michael Traina, Parent, and Administrative Agent.

Senior Debt to EBITDA Ratio means, as of the last day of any Computation Period, the ratio of (i) the Obligations as of such day to (ii) EBITDA for the Computation Period ending on such day.

Subordinated Debt means the Debt evidenced by the Seller Subordinated Note and the Seller Subordinated Guaranty, and any other unsecured Debt of a Borrower or a Subsidiary which has subordination terms, covenants, pricing and other terms which have been approved in writing by Administrative Agent, which has been confirmed in writing by Administrative Agent as constituting Subordinated Debt and is subject to a subordination agreement in form and substance acceptable to Administrative Agent.

Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding shares or other equity interests as to have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Borrowers.

Tax Distributions has the meaning set forth in Section 7.4.

Taxes means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

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Tax Liability Account shall mean a memorandum account maintained by a Loan Party for each of its Holders. The initial balance of the Tax Liability Account for each Holder of the Loan Party is zero. At the end of each fiscal year, the Tax Liability Account is increased in the amount of the tax liability of the Holder of such Loan Party for such year and decreased in the amount of the tax benefit of such Holder for the year, in each case in respect of Holder’s ownership interest of a Loan Party. The Tax Liability Account will also be decreased by any Tax Distributions to the Holder of the Loan Party.

Term Lender means each Person named on Annex I as a “Term Lender” and its respective successors and permitted assigns (but not, except as expressly set forth herein, any Participant that otherwise is not a party to this Agreement).

Term Loan Commitment means $8,000,000.

Term Loan Maturity Date means December 3, 2014 or such earlier date on which the Commitments terminate pursuant to Section 8.2.

Term Loan has the meaning set forth in Section 2.1.2.

Termination Date means December 3, 2014 or such earlier date on which the Revolving Loan Commitment is terminated or terminates pursuant to Section 8.

Trigger Event shall mean the earlier of (i) delivery to Administrative Agent of a Compliance Certificate for the Compliance Period ending June 30, 2013 demonstrating Borrowers’ EBITDA was not less than $6,000,000, for such Computation Period; and (ii) Ultimate Parent shall have received not less than $10,000,000 in gross proceeds from the issuance of Qualified Stock subsequent to the Closing Date.

Ultimate Parent means Focus Venture Partners, Inc.

Unfinanced Capital Expenditures means cash payments (not financed with the proceeds of Debt other than Revolving Loans) made in such period with respect to Capital Expenditures permitted under Section 7.14.3.

Warrants means the Warrants issued by Ultimate Parent to Lenders.

Wholly-Owned Domestic Subsidiary means a Wholly-Owned Subsidiary that is a Domestic Subsidiary.

Wholly-Owned Subsidiary means, as to any Person, another Person all of the equity interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

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1.2.          Interpretation.

(a) In the case of this Agreement and each other Loan Document, (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms; (b) Annex, Exhibit, Schedule and Section references are to such Loan Document unless otherwise specified; (c) the term "including" is not limiting and means "including but not limited to" and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; (d) in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including"; (e) unless otherwise expressly provided in such Loan Document, (i) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation; (f) this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, all of which are cumulative and each shall be performed in accordance with its terms; and (g) this Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Administrative Agent, Borrowers and the other parties hereto and thereto and are the products of all parties; accordingly, they shall not be construed against Administrative Agent or any Lender merely because of Administrative Agent’s or such Lender’s involvement in their preparation. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record and any Record so transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

(b) All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” or “Loan Parties” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrowers and the other Loan Parties on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof.

Section 2.          Credit Facilities.

2.1.          Commitments.

On and subject to the terms and conditions of this Agreement, each Lender agrees, severally and not jointly, as follows:

2.1.1.          Revolving Loan Commitment.

Such Lender will make its Pro Rata Share of loans to Borrowers on a revolving basis ("Revolving Loans") from time to time prior to the Termination date as Borrowers may request, and Borrowers may repay such loans from time to time; provided, that after giving effect to such Revolving Loans, (a) the Pro Rata Share of all Revolving Loans of any Lender shall not at any time exceed such Lender’s Commitment to make Revolving Loans, (b) the aggregate outstanding Revolving Loans shall not at any time exceed the Revolving Loan Commitment, and (c) the aggregate outstanding Revolving Loans plus the outstanding principal balance of the Term Loans shall not at any time exceed the Borrowing Base. The calculation of the Borrowing Base as of any time shall originally be made by Borrowers and certified by an authorized officer pursuant to the delivery of a Borrowing Base Certificate; provided, however, that Administrative Agent shall have the right to review and adjust any such calculation in its reasonable judgment to the extent that the calculation was not made in accordance with this Agreement.

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2.1.2.          Term Loan Commitment.

Such Lender will make a term loan to Borrowers on the Closing Date (each such term loan, a “Term Loan”) in the amount of its Pro Rata Share of the Term Loan Commitment by disbursing to Borrowers its Pro Rata Share of the Term Loan Commitment minus $330,000 (which amount represents the agreed-upon original issue discount to Lenders for making the Term Loans). The Term Loan Commitment of each Lender to make its Term Loan shall terminate concurrently with the making of the Term Loans on the Closing Date. Any portion of the Term Loans which is repaid or prepaid by Borrowers, in whole or in part, may not be reborrowed.

2.2.          Borrowing Procedures; Minimum Borrowing; Frequency of Borrowing.

 Borrower Representative shall give written notice or telephonic notice (followed immediately by written confirmation thereof) to Administrative Agent of each proposed borrowing of a Revolving Loan not later than 10:00 a.m. New York time on the proposed date of such borrowing. Each such notice shall be effective upon receipt by Administrative Agent, shall be irrevocable, and shall specify, in the form of a Borrowing Notice, the date and amount of such borrowing. Each Revolving Loan shall be in a minimum amount of $250,000. No more than two Revolving Loans may be requested in any month, and no more than eighteen Revolving Loans may be requested in any twelve month period. Subject to the terms of this Agreement, not later than 2:00 p.m. New York time on the date of a proposed Revolving Loan borrowing, Revolving Lenders shall provide Borrowers with the requested Revolving Loan. Each borrowing shall be on a Business Day. Revolving Loans shall be made available by crediting such proceeds to such account designated in writing by Borrower Representative.

2.3.          [Intentionally Omitted].

2.4.          Protective Advances.

(a)          Any contrary provision of this Agreement or any other Loan Document notwithstanding, at any time (i) after the occurrence and during the continuance of a Default or an Event of Default, or (ii) that any of the other applicable conditions precedent set forth in Section 4 are not satisfied, Administrative Agent hereby is authorized by Borrowers, from time to time, in Administrative Agent’s sole discretion, to make advances to, or on behalf of, Borrowers that Administrative Agent, in its reasonable discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (the Loans described in this Section 2.4(a) shall be referred to as “Protective Advances”).

(b)          Each Protective Advance shall be deemed to be an Obligation hereunder. The Protective Advances shall be repayable on demand, secured by the Liens granted to Administrative Agent under the Loan Documents, constitute Obligations hereunder, and bear interest at the Applicable Rate from time to time. The provisions of this Section 2.4(a) are for the exclusive benefit of Administrative Agent and Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.

2.5.          [Intentionally Omitted].

2.6.          Loan Accounting.

 2.6.1.          Recordkeeping.

Administrative Agent shall record in its records the date and amount of each Loan made by Lenders, and each repayment thereof. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of Borrowers hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

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2.6.2.          Notes.

At the request of a Lender, the Loans owing to such Lender shall be evidenced by Notes, with appropriate insertions, payable to the order of such Lender in a face principal amount equal to the sum of such Lender's Revolving Loan Commitment and Term Loan Commitment and payable in such amounts and on such dates as are set forth herein.

2.7.         Interest.

2.7.1.          Interest Rates.

Borrowers jointly and severally promise to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full at a rate per annum equal to the Applicable Rate from time to time in effect; provided, that (i) at any time an Event of Default exists, at Administrative Agent’s and/or the Required Lenders’ election, the Applicable Rate corresponding to each Loan shall be increased by five percentage points per annum (and, in the case of Obligations not subject to an Applicable Rate, such Obligations shall bear interest at the Applicable Rate plus five percentage points per annum) effective as of the date upon which such Event of Default first occurred or such later date as Administrative Agent and/or the Required Lenders may elect in writing, and (ii) upon the occurrence of an Event of Default under Section 8.1.1 or 8.1.3, any such increase described in the foregoing clause (i) shall occur automatically. In no event shall interest payable by Borrowers to Lenders hereunder exceed the maximum rate permitted under applicable law, and if any such provision of this Agreement is in contravention of any such law, such provision shall be deemed modified to limit such interest to the maximum rate permitted under such law.

2.7.2.          Interest Payment Dates.

Accrued interest on each Loan shall be payable in cash in arrears on the first day of each calendar month and at maturity. After maturity or at any time an Event of Default exists, all accrued interest on all Loans shall be payable in cash on demand at the rates specified in Section 2.7.1.

2.7.3.          Computation of Interest.

Interest shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The applicable LIBOR Rate shall be determined by Administrative Agent. Each determination of the applicable LIBOR Rate by Administrative Agent shall be conclusive and binding by the parties hereto, in the absence of demonstrable error.

2.8.         Fees.

2.8.1.          Commitment Fee.

For the period from the Closing Date to the Termination Date, Borrowers jointly and severally promise to pay to Administrative Agent, for the benefit of the Revolving Lenders, a commitment fee equal to 0.25% per annum multiplied by the amount by which the Revolving Loan Commitment exceeds the average daily outstanding Revolving Loans. The commitment fee shall be payable in arrears on the first day of each calendar month and on the Termination Date for any period then ending for which the commitment fee shall not have previously been paid. The commitment fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The commitment fees, once paid, are nonrefundable and are not creditable against any other fees payable in connection with the Loans

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2.8.2.          Administrative Fee.

Borrowers jointly and severally promise to pay to Administrative Agent, for its own account, a nonrefundable administrative fee equal to Twenty Thousand Dollars ($20,000) on the Closing Date and Twenty Thousand Dollars ($20,000) on the last day of each December, March, June and September thereafter. Each administrative fee shall be deemed to be fully earned on the date payable. The administrative fees, once paid, are nonrefundable and are not creditable against any other fees payable in connection with the Loans.

2.9.          Prepayment Fee.

 Upon any full or partial prepayment of the Term Loans (other than prepayments pursuant to Section 2.10.2(iii)), or in the event that the Revolving Loan Commitment or this Agreement terminates or is terminated, Borrowers jointly and severally promise to pay to the Prepayment Fee to Administrative Agent, for the benefit of Lenders.

2.10.        Prepayment.

 2.10.1.          Voluntary Prepayment.

 Borrowers may from time to time, on at least ten Business Days’ written notice or telephonic notice (followed immediately by written confirmation thereof) to Administrative Agent not later than 11:00 a.m. New York time on such day, prepay the Term Loans in whole or in part. Such notice to Administrative Agent shall specify the date and amount of prepayment and the application of such prepayment shall be subject to Section 2.10.3. Any such partial prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $100,000 and shall be accompanied by the Prepayment Fee and the payment of accrued interest to the date of such payment on the amount prepaid.

2.10.2.          Mandatory Prepayment.

(a)          Borrowers shall (x) prepay the Term Loans (in the order set forth in Section 2.10.3) until paid in full and (y) thereafter repay the Revolving Loans, in each case, at the following times and in the following amounts:

 (i)          concurrently with the receipt by any Loan Party or any Subsidiary of any Net Cash Proceeds from any Disposition, in an amount equal to such Net Cash Proceeds;

 (ii)         concurrently with the receipt by any Loan Party or any Subsidiary of any Net Cash Proceeds from any issuance of its equity securities (other than equity securities that are issued pursuant to Section 7.11(a)), in an amount equal to such Net Cash Proceeds;

 (iii)        within 90 days after the end of each Fiscal Year (commencing with Fiscal Year December 31, 2012, in an amount equal to the 50% of the Excess Cash Flow for such Fiscal Year; provided, that for the Fiscal Year ending December 31, 2012, Excess Cash Flow shall be calculated for the period from the Closing Date to December 31, 2012;

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(iv)        concurrently with the receipt by any Loan Party or any Subsidiary of any Extraordinary Receipt, in an amount equal to the Net Cash Proceeds of such Extraordinary Receipt;

(v)         upon an Acceleration Event; and

(vi)        concurrently with the date of incurrence by any Loan Party or any of its Subsidiaries of any Debt (other than Debt permitted under Section 7.1), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.12.2 in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.10.2(a)(vi) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement.

Any prepayment of the Term Loans pursuant to Section 2.10.2(a)(i), (ii), (iv), (v) or (vi) shall be accompanied by the Prepayment Fee applicable to such prepayment.

(b)          If on any day the aggregate outstanding Revolving Loans plus the outstanding principal balance of the Term Loans exceeds the Borrowing Base, Borrowers shall immediately prepay Revolving Loans (and then, to the extent necessary, Term Loans) in an amount sufficient to eliminate such excess.

Borrowers shall give written notice or telephonic notice (followed immediately by written confirmation thereof) to Administrative Agent not later than 11:00 a.m. New York time at least one Business Day prior to each mandatory prepayment pursuant to clause (a) of Section 2.10.2.

2.10.3.          All Prepayments.

All prepayments of the Term Loans shall be applied in the inverse order of maturity to the remaining installments thereof.

2.11.       Repayment.

2.11.1.          Revolving Loans.

Borrowers jointly and severally promise to pay the Revolving Loans in full on the Termination Date.

2.11.2.          Term Loans.

Borrowers jointly and severally promise to pay the outstanding principal balance of the Term Loans (i) in monthly installments of principal in the amount of $135,000 each, commencing on January 1, 2013 and on the first day of each month thereafter, and (ii) in full on the Term Loan Maturity Date.

2.12.       Payment.

2.12.1.          Making and Settlement of Payments.

All payments of principal of or interest on the Notes, and of all fees, costs and expenses payable hereunder or any other Loan Documents, shall be made by Borrowers to Administrative Agent without setoff, recoupment or counterclaim and in immediately available funds at the office specified by Administrative Agent not later than 12:00 noon New York time on the date due, and funds received after that hour shall be deemed to have been received by Administrative Agent on the following Business Day. The Administrative Agent shall promptly remit to each Lender its share of all such payments received in collected funds by Administrative Agent for the account of such Lender. All payments under Section 3.9 or 3.10 shall be made by Borrowers directly to the Lender entitled thereto without setoff, counterclaim or other defense

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Borrowers hereby grant to Lenders the right, in Administrative Agent’s discretion, without notice to Borrowers, to make Revolving Loans, and to Administrative Agent the right, in its discretion without notice to Borrowers to make withdrawals from deposit accounts of Borrowers, in each case to make payments on the Obligations, including any and all fees and expenses, as and when due hereunder. Borrowers acknowledge that Borrowers’ failure to maintain sufficient funds in any deposit account for payment of any of the Obligations, Lenders’ failure to make a Revolving Loan, or Administrative Agent’s failure to make a withdrawal from any deposit account shall not relieve Borrowers of any payment obligation under this Agreement or any other Loan Document.

If any Lender funds any Revolving Loan or grant any other accommodation when any conditions precedent are not satisfied (regardless of whether the lack of satisfaction was known or unknown at the time), it shall not operate as a waiver of (a) the right of Administrative Agent and Lenders to insist upon satisfaction of all conditions precedent with respect to any subsequent funding, issuance, creation or grant; or (b) any Default or Event of Default due to such failure of conditions or otherwise.

2.12.2.          Application of Payments and Proceeds.

(a)          Except as set forth in Section 2.10.2 and Section 2.10.3, and subject to the provisions of Sections 6.9 and 2.12.2(b) below, each payment of principal shall be applied to such Loans as Borrower Representative shall direct by notice to be received by Administrative Agent on or before the date of such payment or, in the absence of such notice, as Administrative Agent shall determine in its discretion.

(b)          If an Event of Default shall have occurred and be continuing, notwithstanding anything herein or in any other Loan Document to the contrary, Administrative Agent may apply all or any part of the payments in respect of the Obligations and proceeds of the Collateral, in each case received by Administrative Agent, to the payment of the Obligations in such order as Administrative Agent may in its sole discretion elect.

 2.12.3.          Payment Dates.

If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

2.13.       Set-off.

All payments made by Borrowers hereunder or under any Loan Document shall be made without setoff, counterclaim, or other defense. Borrowers agree that Lenders have all rights of set-off and bankers' lien provided by applicable law, and in addition thereto, Borrowers agree that at any time an Event of Default has occurred and is continuing, Administrative Agent and/or any Lender may apply to the payment of any Obligations of Borrowers hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of Borrowers then or thereafter in the possession or control of Administrative Agent and/or such Lender.

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2.14.       Proration of Payments.

If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset, counterclaim, or otherwise), on account of principal of or interest on any Loan, but excluding any payment pursuant to Section 3.13 or 10.9, in excess of its applicable Pro Rata Share of payments and other recoveries obtained by all Lenders on account of principal of and interest on the Loans then held by them, then such Lender shall notify Administrative Agent of such fact, and shall purchase (for cash at face value) from the other Lenders such participations in the Loans held by them, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (b) the provisions of this paragraph shall not be construed to apply to (i) any payment made by the Company pursuant to and in accordance with the express terms of this Agreement, or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any Assignee or Participant, other than to Borrowers or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company in the amount of such participation.

Section 3.          Yield Protection.

3.1.         Taxes.

Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrowers shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (b) Borrowers shall make such deductions, and (c) Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

3.2.         Payment of Other Taxes by Borrowers.

Without limiting the provisions of Section 3.1 above, Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

3.3.         Indemnification by Borrowers.

Borrowers shall indemnify Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrowers (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

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3.4.         Evidence of Payments.

As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrowers to a Governmental Authority, Borrowers shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

3.5.         Status of Lenders.

Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which Borrowers is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Borrowers (with a copy to Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by Borrowers or Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrowers or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrowers or Administrative Agent as will enable Borrowers or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that any Borrower is resident for tax purposes in the United States of America, each Foreign Lender shall deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrowers or Administrative Agent), but only if such Foreign Lender is legally entitled to do so, whichever of the following is applicable:

(i)          duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;

(ii)         duly completed copies of Internal Revenue Service Form W-8ECI;

(iii)        in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN; or

(iv)        any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrowers to determine the withholding or deduction required to be made.

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3.6.         Compliance with FATCA.

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrowers and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrowers or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or Administrative Agent as may be necessary for Borrowers and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

3.7.         Indemnification by Lenders.

Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrowers has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrowers to do so), and (ii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to such Lender from any other source against any amount due to Administrative Agent under this Section 3.7.

3.8.         Treatment of Certain Refunds.

If Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers has paid additional amounts pursuant to this Section, it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrowers, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require Administrative Agent or any Lender or to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Borrowers or any other Person.

3.9.         Increased Costs Generally.

If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

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(ii)         subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 7.6 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii)        impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

3.10.       Capital Requirements.

If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

3.11.       Certificates for Reimbursement.

A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in Section 3.9 or 3.10 and delivered to Borrowers shall be conclusive absent manifest error. The Company shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

3.12.       Delay in Requests.

Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies Borrowers of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.13.       Mitigation of Circumstances.

If any Lender requests compensation under Section 3.9 or 3.10, or requires Borrowers to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, then such Lender shall (at the request of Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.9 or 3.10 or Section 3.1, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

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3.14.       Replacement of Lenders.

If any Lender requests compensation under Section 3.9 or 3.10, or if any Borrower is required to pay additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.13, or if any Lender is a Non-Consenting Lender, then Borrowers may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.9.2), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)          Borrowers shall have paid to Administrative Agent the assignment fee (if any) specified in Section 10.9.2;

(ii)         such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts);

(iii)        in the case of any such assignment resulting from a claim for compensation under Section 3.9 or 3.10 or payments required to be made pursuant to Section 3.1, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)        such assignment does not conflict with applicable law; and

(v)         in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.

3.15.       Conclusiveness of Statements; Survival of Provisions.

Determinations and statements of any Lender pursuant to Section 3.9 and/or 3.10 shall be conclusive absent demonstrable error. Lenders may use reasonable averaging and attribution methods in determining compensation under Section 3.9 and 3.10, and the provisions of such Sections shall survive repayment of the Obligations, cancellation of any Notes, and termination of this Agreement.

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Section 4.          Conditions Precedent.

The obligation of each Lender to make its Loans is subject to the following conditions precedent:

4.1.          Initial Credit Extension.

The obligation of Lenders to make the initial Loans is, in addition to the conditions precedent specified in Section 4.2, subject to the following conditions precedent, each of which shall be satisfactory in all respects to Lender:

4.1.1.          Diligence.

Lenders shall have completed their business, legal, and collateral due diligence, including, but not limited to, (i) a collateral audit and review of Borrowers’ and their Subsidiaries’ books and records and verification of the Loan Parties’ representations and warranties to Lenders, the results of which shall be satisfactory to Lenders, and (ii) a review of Parent’s and its Subsidiaries’ material agreements, in each case, the results of which shall be satisfactory to Lenders.

4.1.2.          Initial Loans; Availability.

After giving effect to the consummation of the Related Transactions and funding of the initial Loans on the Closing Date, Liquidity shall not be less than $1,000,000.

4.1.3.          Prior Debt.

The Prior Debt has been (or concurrently with the initial borrowing will be) paid in full.

4.1.4.          Related Transactions.

Loan Parties have completed (or concurrently with the initial credit extension hereunder will complete) the Related Transactions in accordance with the terms of the Related Agreements (without any amendment thereto or waiver thereunder unless consented to by Lenders).

4.1.5.          Fees.

Borrowers shall have paid all fees, costs and expenses due and payable under this Agreement and the other Loan Documents on the Closing Date.

4.1.6.          Delivery of Loan Documents.

Borrowers shall have delivered the following documents in form and substance satisfactory to Administrative Agent (and, as applicable, duly executed and dated the Closing Date or an earlier date satisfactory to Administrative Agent):

(a)          Agreement. This Agreement.

(b)          Notes. Notes, payable to any Lender requesting a Note.

(c)          Collateral Documents. The Guarantee and Collateral Agreement, all other Collateral Documents, and all instruments, documents, certificates and agreements executed or delivered pursuant thereto (including intellectual property assignments and pledged Collateral, with undated irrevocable transfer powers executed in blank).

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(d)         Financing Statements. Properly completed Uniform Commercial Code financing statements and other filings and documents required by law or the Loan Documents to provide Administrative Agent perfected Liens (subject only to Permitted Liens) in the Collateral.

(e)         Lien Searches. Copies of Uniform Commercial Code search reports listing all effective financing statements filed against any Loan Party, with copies of such financing statements.

(f)          Collateral Access Agreements. Collateral Access Agreements reasonably requested by Administrative Agent with respect to the Collateral.

(g)         Payoff; Release. Payoff letters evidencing repayment in full of all Prior Debt, termination of all agreements relating thereto and the release of all Liens granted in connection therewith, with Uniform Commercial Code or other appropriate termination statements and documents effective to evidence the foregoing.

(h)         Borrowing Base Certificate. A Borrowing Base Certificate reflecting required information as of a date not more than 1 day prior to the Closing Date.

(i)          Letter of Direction. A letter of direction containing funds flow information, with respect to the proceeds of the Loans on the Closing Date.

(j)          Authorization Documents. For each Loan Party, such Person's (i) charter (or similar formation document), certified by the appropriate Governmental Authority, (ii) good standing certificates in its state of incorporation (or formation) and in each other state requested by Administrative Agent, (iii) bylaws (or similar governing document), (iv) resolutions of its board of directors (or similar governing body) approving and authorizing such Person's execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby, and (v) signature and incumbency certificates of its officers executing any of the Loan Documents, all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

(k)         Opinions of Counsel. Opinions of counsel for each Loan Party, including local counsel reasonably requested by Administrative Agent, and all other opinions issued pursuant to the Related Transactions, and Borrower hereby requests such counsel to deliver such opinions and authorizes Administrative Agent and Lenders to rely thereon.

(l)          Insurance. Certificates or other evidence of insurance in effect as required by Section 6.3(b), with endorsements naming Administrative Agent as lenders' loss payee and/or additional insured, as applicable.

(m)        Financials. The financial statements, projections and pro forma balance sheet described in Section 5.4.

(n)         Appraisals. Appraisals of Collateral as reasonably requested by Administrative Agent, prepared by appraisers reasonably satisfactory to Administrative Agent.

(o)         Consents. Evidence that all necessary consents, permits and approvals (governmental or otherwise) required for the execution, delivery and performance by each Loan Party of the Loan Documents and the Related Transactions have been duly obtained and are in full force and effect.

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(p)         Certified Documents. Copies of the Related Agreements (including a consent to the collateral assignment of rights and indemnities under the appropriate Related Agreements in favor of Administrative Agent) certified by each Borrower’s secretary or an assistant secretary (or similar officer) as being in true, accurate and complete.

(q)         Warrant. Lenders shall have received warrants to purchase an aggregate number of shares of stock in Ultimate Parent which, after giving effect to the Related Transactions, equal twelve percent (12%) of the fully diluted equity of Ultimate Parent, in form and containing terms acceptable to Administrative Agent.

(r)          Other Documents. Such other certificates, documents and agreements as Administrative Agent may reasonably request.

4.1.7.          Customer Calls.

Administrative Agent shall have completed all customer calls and account verifications required by Administrative Agent in its sole discretion and the results thereof shall have been satisfactory to Administrative Agent in its sole discretion.

4.2.          All Credit Extensions.

The obligation of Lenders to make any Loan is subject to the following conditions:

(a)         Administrative Agent shall have received a Borrowing Base Certificate setting forth a calculation of the Borrowing Base and Borrowing Availability as of the end of the most recently ended week and executed by the chief financial officer of Borrowers on behalf of Borrowers;

(b)         the amount of any requested Revolving Loan shall not exceed Borrowing Availability; and

(c)         both before and after giving effect to any borrowing,

(i)          the representations and warranties of Borrowers and each other Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(ii)         no Event of Default or Default shall have then occurred and be continuing;

(iii)        no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remained in force by any Governmental Authority;

(iv)       no Material Adverse Effect shall have occurred;

(v)        the Senior Debt to EBITDA Ratio for the twelve month period most recently ended shall not exceed 2.25 to 1.0 prior to a Trigger Event and 2.50 to 1.0 from and after a Trigger Event; and

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(vi)        the aggregate outstanding Revolving Loans shall not exceed the Revolving Loan Commitment, and the aggregate outstanding Revolving Loans plus the outstanding principal balance of the Term Loans shall not exceed the Borrowing Base.

Each request by Borrowers for the making of a Loan shall be deemed to constitute a representation and warranty by Borrowers that the conditions precedent set forth in Section 4.2 will be satisfied at the time of the making of such Loan and giving effect thereto.

Section 5.          Representations and Warranties.

To induce Lenders to enter into this Agreement and to induce Lenders to make Loans, Borrowers jointly and severally represent and warrant to Administrative Agent and each Lender that, both before and after giving effect to the Related Transactions:

5.1.          Organization; Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a)         Each Borrower is a corporation or limited liability company, as applicable, validly existing and in good standing under the laws of the jurisdiction of its organization; each other Loan Party is validly existing and in good standing under the laws of the jurisdiction of its organization; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

(b)         The name of (within the meaning of Section 9-503 of the Uniform Commercial Code as adopted in the State of Illinois) and jurisdiction of organization of each Borrower and each other Loan Party is set forth on Schedule 5.1(b) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 7.18).

(c)         The chief executive office of each Borrower and each other Loan Party and their respective Subsidiaries is located at the address indicated on Schedule 5.1(c).

(d)         Each Borrower’s and each other Loan Party’s and their respective Subsidiaries’ tax identification numbers and organizational identification numbers, if any, are identified on Schedule 5.1(d) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 7.18.

(e)         As of the Closing Date, each Borrower and each other Loan Party and their respective Subsidiaries do not hold any commercial tort claims, except as set forth on Schedule 5.1(e).

5.2.         Authorization; No Conflict.

Each Borrower and each other Loan Party is duly authorized to execute and deliver each Loan Document and each Related Agreement to which it is a party, each Borrower is duly authorized to borrow monies hereunder, and each Borrower and each other Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by each Borrower of this Agreement and by each Borrower and each other Loan Party of each Loan Document to which it is a party, and the borrowings by each Borrower hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority or any approval of any Holder of a Loan Party or any approval or consent of any Person under any material agreements of any Loan Party (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of applicable law, (ii) the charter, by-laws or other organizational documents of any Borrower or any other Loan Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Borrower or any other Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of any Borrower, or any other Loan Party and their respective Subsidiaries (other than Liens in favor of Administrative Agent created pursuant to the Collateral Documents).

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The Administrative Agent’s Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases.

5.3.         Validity; Binding Nature.

Each of this Agreement and each other Loan Document to which any Borrower or any other Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors' rights generally and to general principles of equity.

5.4.         Financial Condition.

(a)         The audited consolidated financial statements of Borrowers and the other Loan Parties as at their Fiscal Years ending December 31, 2010 and December 31, 2011, and the unaudited consolidated financial statements of Borrowers and the other Loan Parties as at September 30, 2012, copies of each of which have been delivered pursuant hereto, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly in all material respects the consolidated financial condition of such Persons as at such dates and the results of their operations for the periods then ended.

(b)         The consolidated financial projections (including an operating budget and a cash flow budget) of Borrowers and the other Loan Parties for Fiscal Year 2013 delivered to Administrative Agent on or prior to the Closing Date (i) were prepared by Borrowers in good faith and (ii) were prepared in accordance with assumptions for which Borrowers have a reasonable basis, and the accompanying consolidated pro forma balance sheet of Borrowers and the other Loan Parties as at the Closing Date, adjusted to give effect to the consummation of the Related Transactions and the financings contemplated hereby as if such transactions had occurred on such date, is consistent in all material respects with such projections.

5.5.         No Material Adverse Change.

Since December 31, 2011, there has been no event, circumstance, or change that has occurred that could reasonable by expected to result in a Material Adverse Effect on the Loan Parties taken as a whole.

5.6.         Litigation.

No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to any Borrower's knowledge, threatened against any Loan Party which could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, except as set forth in Schedule 5.6. As of the Closing Date, other than any liability incident to such litigation or proceedings, neither any Borrower nor any other Loan Party and their respective Subsidiaries has any material Contingent Obligations not listed on Schedule 7.1.

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5.7.         Ownership of Properties; Liens.

Each Borrower and each other Loan Party and their respective Subsidiaries owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like), except Permitted Liens.

5.8.         Capitalization.

All issued and outstanding equity securities of each Borrower and each other Loan Party and their respective Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of Administrative Agent, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Schedule 5.8 sets forth the authorized equity securities of each Loan Party as of the Closing Date. All of the issued and outstanding equity of each Borrower and each other Loan Party is owned as set forth on Schedule 5.8 as of the Closing Date. As of the Closing Date, except as set forth on Schedule 5.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any equity interests of any Borrower or any other Loan Party and their respective Subsidiaries.

5.9.         Pension Plans.

No Loan Party, any of their respective Subsidiaries, nor any member of the Controlled Group maintains or contributes to any Benefit Plan. During the twelve-consecutive-month period prior to the Closing Date or the making of any Loan, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under ERISA or Section 430 of the Code. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by any Borrower or any other Loan Party of any material liability, fine or penalty. All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by any Loan Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither any Loan Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and neither any Loan Party nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Sections 412 or 430 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

5.10.        Investment Company Act.

Neither any Borrower nor any other Loan Party and their respective Subsidiaries is an "investment company" or a company "controlled" by an "investment company" or a "subsidiary" of an "investment company", within the meaning of the Investment Company Act of 1940. No Loan Party is subject to regulation under any other federal or state statute or regulation which may limit its ability to incur Debt or which may otherwise render all or any portion of the Obligations unenforceable.

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5.11.       No Default.

No Event of Default or Default exists or would result from the incurrence by any Loan Party of any Debt hereunder or under any other Loan Document.

5.12.       Margin Stock.

Neither any Borrower nor any other Loan Party and their respective Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No portion of the Obligations is secured directly or indirectly by Margin Stock. No part of the proceeds of the Loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System of the United States.

5.13.       Taxes.

Each Borrower and each other Loan Party and their respective Subsidiaries has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be or otherwise owing, except any such taxes or charges which are the subject of a Permitted Protest.

5.14.       Solvency.

On the Closing Date, and immediately prior to and after giving effect to each borrowing hereunder and the use of the proceeds thereof, with respect to each Borrower and each other Loan Party, individually, (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities as they become due (whether at maturity or otherwise) , (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital and (e) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances. No transfer of property is being made by any Borrower or any other Loan Party and their respective Subsidiaries and no obligation is being incurred by any Borrower or any other Loan Party and their respective Subsidiaries in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

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5.15.        Environmental Matters.

The on-going operations of each Borrower and each other Loan Party and their respective Subsidiaries comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result in a Material Adverse Effect. Each Borrower and each other Loan Party and their respective Subsidiaries have obtained, and maintained in good standing, all licenses, permits, authorizations and registrations required under any Environmental Law and necessary for their respective ordinary course operations, and each Borrower and each other Loan Party and their respective Subsidiaries are in compliance with all material terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to any Borrower or any other Loan Party and their respective Subsidiaries and could not reasonably be expected to result in a Material Adverse Effect. None of any Borrower, any other Loan Party and their respective Subsidiaries, or any of their respective properties or operations is subject to any outstanding written order from, consent, decree or agreement with any Federal, state or local Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance. There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, or arising from operations prior to the Closing Date, of any Borrower or any other Loan Party and their respective Subsidiaries that could reasonably be expected to result in a Material Adverse Effect. Neither any Borrower nor any other Loan Party and their respective Subsidiaries has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Substances. Neither Borrower nor any other Loan Party and their respective Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any real property owned or operated by a Loan Party or its Subsidiaries. To each Borrower’s knowledge, (a) neither any Borrower nor any other Loan Party’s and their respective Subsidiaries’ properties or assets has ever been used by any Loan Party, its Subsidiaries’, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Substance, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law and (b) after due inquiry, neither any Borrower nor any other Loan Party’s and their respective Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Substance disposal site.

5.16.       Insurance.

Each Borrower and each other Loan Party and their respective Subsidiaries and their respective properties are insured with financially sound and reputable insurance companies which are not Affiliates of any Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where each such Borrower or such other Loan Party operates. A true and complete listing of such insurance as of the Closing Date, including issuers, coverages and deductibles, is set forth on Schedule 5.16.

5.17.       Information.

All information heretofore or contemporaneously herewith furnished in writing by any Borrower or any other Loan Party to Administrative Agent and/or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of any Borrower or any Loan Party to Administrative Agent and/or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made, in each case on the date as of which such information is dated or certified (it being recognized by Administrative Agent and Lenders that any projections and forecasts provided by Borrowers are based on good faith estimates and assumptions believed by Borrowers to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

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5.18.       Intellectual Property.

Each Borrower and each other Loan Party and their respective Subsidiaries owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the business of such Borrower, the other Loan Parties and their respective Subsidiaries, without any material infringement upon rights of others.

5.19.       Restrictive Provisions.

Neither any Borrower nor any other Loan Party and their respective Subsidiaries is a party to any agreement or contract or subject to any restriction contained in its operative documents which could reasonably be expected to have a Material Adverse Effect.

5.20.       Labor Matters.

Except as set forth on Schedule 5.20, neither any Borrower nor any other Loan Party and their respective Subsidiaries is subject to any labor or collective bargaining agreement. There is (i) no unfair labor practice complaint pending or, to the knowledge of any Borrower, threatened against any Borrower or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Borrower or any other Loan Party and their respective Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no existing or threatened strikes, lockouts or other labor disputes involving any Borrower or any other Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect, or (iii) to the knowledge of any Borrower, after due inquiry, no union representation question existing with respect to the employees of any Borrower or any other Loan Party and their respective Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Borrower or any other Loan Party and their respective Subsidiaries. No Borrower nor any other Loan Party and their respective Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied. Hours worked by and payment made to employees of each Borrower and the other Loan Parties are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters. All material payments due from any Borrower or any other Loan Party and their respective Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of each Borrower, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

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5.21.        Related Agreements.

(a)          Each Borrower has furnished Administrative Agent a true and correct copy of the Related Agreements. Each Borrower and, to each Borrower's knowledge, each other party to the Related Agreements, has duly taken all necessary organizational action to authorize the execution, delivery and performance of the Related Agreements and the consummation of transactions contemplated thereby. As of the Closing Date, the Related Transactions have been consummated (or are being consummated substantially contemporaneously with the initial credit extension hereunder) in accordance with the terms of the Related Agreements. The Related Transactions will comply with all applicable legal requirements, and all necessary governmental, regulatory, creditor, shareholder, partner and other material consents, approvals and exemptions required to be obtained by a Loan Party and, to each Borrower's knowledge, each other party to the Related Agreements in connection with the Related Transactions will be, prior to consummation of the Related Transactions, duly obtained and will be in full force and effect. As of the date of the Related Agreements, all applicable waiting periods with respect to the Related Transactions will have expired without any action being taken by any competent Governmental Authority which restrains, prevents or imposes material adverse conditions upon the consummation of the Related Transactions. The execution and delivery of the Related Agreements did not, and the consummation of the Related Transactions will not, violate any statute or regulation of the United States (including any securities law) or of any state or other applicable jurisdiction, or any order, judgment or decree of any court or governmental body binding on any Borrower or any other Loan Party or, to any Borrower's knowledge, any other party to the Related Agreements, or result in a breach of, or constitute a default under, any material agreement, indenture, instrument or other document, or any judgment, order or decree, to which any Borrower or any other Loan Party is a party or by which any Borrower or any other Loan Party is bound or, to each Borrower's knowledge, to which any other party to the Related Agreements is a party or by which any such party is bound. No statement or representation made in the Related Agreements by any Borrower or any other Loan Party or, to any Borrower's knowledge, any other Person, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time that such statement or representation is made. As of the Closing Date and any other date on which such representations and warranties are otherwise remade or deemed remade hereunder, (i) each of the representations and warranties contained in the Related Agreements made by a Loan Party is true and correct in all material respects and (ii) to each Borrower's knowledge, each of the representations and warranties contained in the Related Agreements made by any Person other than a Loan Party is true and correct in all material respects.

(b)          The subordination provisions with respect to all Subordinated Debt are enforceable against the holders of such Subordinated Debt by Administrative Agent. The Obligations constitute senior Debt entitled to the benefits of the subordination agreement and subordination provisions applicable to all Subordinated Debt. Borrowers acknowledge that Administrative Agent and Lenders are entering into this Agreement and are extending the Commitments and making the Loans in reliance upon the subordination provisions of the Subordinated Debt and this Section 5.21.

5.22.       Material Contracts.

Except for the Related Agreements and the other agreements set forth on Schedule 5.22 (collectively with the Related Agreements, the “Material Contracts”), as of the Closing Date there are no (i) employment agreements covering the management of any Loan Party, (ii) collective bargaining agreements or other labor agreements covering any employees of any Loan Party, (iii) agreements for managerial, consulting or similar services to which any Loan Party is a party or by which it is bound, (iv) agreements regarding any Loan Party, its assets or operations or any investment therein to which any of its Holders is a party, (v) patent licenses, trademark licenses, copyright licenses or other lease or license agreements to which any Loan Party is a party, either as lessor or lessee, or as licensor or licensee, (vi) distribution, marketing or supply agreements to which any Loan Party is a party, (vii) customer agreements to which any Loan Party is a party (in each case with respect to any agreement of the type described in the preceding clauses (i), (iii), (iv), (v), (vi) and (viii) requiring payment of more than $50,000 in any year), (viii) partnership agreements to which any Loan Party is a partner, limited liability company agreements to which any Loan Party is a member or manager, or joint venture agreements to which any Loan Party is a party, (ix) real estate leases, or (x) any other agreements or instruments to which any Loan Party is a party, in each case the breach, nonperformance or cancellation of which, would reasonably be expected to have a Material Adverse Effect.  Schedule 5.22 sets forth, with respect to each real estate lease agreement to which any Loan Party is a party as of the Closing Date, the address of the subject property. Each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiary and, to each Borrower’s knowledge, after due inquiry, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified, (c) is not in default due to the action or inaction of the applicable Loan Party or its Subsidiary, and (d) the consummation of the transactions contemplated by the Loan Documents and the other Related Agreements will not give rise to a right of termination in favor of any party to any Material Contract (other than any Loan Party).

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5.23.        Accounts.

With respect to each Account: (a) except as specifically disclosed on the most recent Borrowing Base Certificate, (i) such Account represents a bona fide sale of Inventory or rendering of services to the applicable Account Debtor in the ordinary course of any Loan Party’s business and is not evidenced by a judgment, instrument or chattel paper, (ii)(A) there are no setoffs, claims or disputes existing or asserted with respect thereto, and (B) such Loan Party has not made any agreement with the Account Debtor with respect thereto for any extension of time for the payment thereof, any compromise or settlement for less than the full amount thereof, any release of such Account Debtor from liability therefor, of any deduction therefrom except a discount or allowance allowed by such Loan Party in the ordinary course of business of prompt payment, (iii) to such Loan Party’s knowledge, there are no facts, events or occurrences that in any way impair the validity or enforceability thereof or could reasonably be expected to reduce the amount payable thereunder a shown on such Loan Party’s books and records, (iv) such Loan Party has not received any notice of proceedings or actions that are threatened or pending against the Account Debtor with respect thereto and could reasonably be expected to result in any material adverse change in such Account Debtor’s financial condition, (v) such Loan Party has no knowledge that the applicable Account Debtor is unable generally to pay its debts as they become due or is on a “credit watch” list of Dun & Bradstreet, TRW or any other nationally-recognized trade credit association, (vi) the amounts reflected on all records, invoices, statements and collateral reports that may be delivered to Administrative Agent with respect thereto are actually and absolutely owing as indicated thereon and are not in any way contingent, and (vii) to such Loan Party’s knowledge, the Account Debtor thereunder has the capacity to contract. In addition, each Eligible Account reflected in the computations included in any Borrowing Base Certificate satisfies the criteria established therefor in this Agreement.

5.24.       Compliance.

Each Borrower and each other Loan Party and its respective Subsidiaries is in compliance in all material respects with the requirements of all applicable laws, Licenses and all Governmental Authorizations applicable to it or to its properties, except in such instances in which the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Borrower nor any other Loan Party or their respective Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.25.       Leases.

Each Borrower and each other Loan Party and their respective Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by any Borrower or the applicable Loan Party exists under any of them.

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5.26.       OFAC.

No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any Loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

5.27.       Patriot Act.

To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the Loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 6.          Affirmative Covenants.

Until all Obligations have been Paid in Full and the Revolving Loan Commitment has been terminated, each Borrower agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

6.1.        Information.

Furnish to Administrative Agent and each Lender:

6.1.1.          Annual Report.

Promptly when available and in any event within 120 days after the close of each Fiscal Year: (a) a copy of the annual audit report of Borrowers and the other Loan Parties and their respective Subsidiaries for such Fiscal Year, including therein a consolidated balance sheet and statement of earnings and cash flows of Borrowers and the other Loan Parties and their respective Subsidiaries as at the end of such Fiscal Year, certified without qualification (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by Borrowers’ independent certified public accountants (including any (i) “going concern” or like qualification or exception, (ii) qualification or exception as to the scope of such audit, or (iii) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7.14 of this Agreement)) by independent auditors of recognized standing selected by Borrowers and reasonably acceptable to Administrative Agent, together with (i) a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that Borrowers were not in compliance with any provision of Section 7.1, 7.4 or 7.14 insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that Borrowers were not in compliance with any such provision, describing such non-compliance in reasonable detail and (ii) a comparison with the previous Fiscal Year; (b) a consolidating balance sheet of each Borrower and the other Loan Parties and their respective Subsidiaries as of the end of such Fiscal Year and consolidating statements of earnings and cash flows for each Borrower and the other Loan Parties and their respective Subsidiaries for such Fiscal Year, together with a comparison of actual results for such Fiscal Year with the budget for such Fiscal Year, each certified by the chief financial officer of Borrowers, and (c) an Excess Cash Flow Certificate.

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6.1.2.          Interim Reports.

Promptly when available and in any event within 30 days after the end of each month, consolidated and consolidating balance sheets of Borrowers and the other Loan Parties and their respective Subsidiaries as of the end of such month, together with consolidated and consolidating statements of earnings and a consolidated and consolidating statement of cash flows for such month and for the period beginning with the first day of such Fiscal Year and ending on the last day of such month, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year, certified by the chief financial officer of Borrowers (which certificate shall, if such financial statements correspond to a month that is not the last month of a Fiscal Quarter, contain a statement as to whether an Event of Default exists); and (b) within 45 days after the end of each Fiscal Quarter (and within 30 days after the end of each month other than the last month of a Fiscal Quarter), a written statement of Borrowers’ management setting forth a discussion of Borrowers’ financial condition, changes in financial condition and results of operations.

6.1.3.          Compliance Certificate.

Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 6.1.1 and each set of financial statements pursuant to Section 6.1.2 that correspond to the last month of a Fiscal Quarter, including the fourth Fiscal Quarter of each Fiscal Year, a duly completed Compliance Certificate, with appropriate insertions, dated the date of such annual report or such quarterly statements, and signed by the chief financial officer of Borrowers, containing a computation of each of the financial ratios and restrictions set forth in Section 7.14 and to the effect that such officer has not become aware of any Event of Default or Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to address such Default or Event of Default.

6.1.4.          Litigation Report.

Not later than the 10th day of each month (within 30 days in the case of a month that is the end of a fiscal quarter) after the end of each month, a report regarding the status of any action, suit, or proceeding, including the status of any settlement discussions, listed on Schedule 5.6, whether in arbitration or otherwise, and any judgments, writs, injunctions, decrees resulting therefrom.

6.1.5.          Reports to SEC and Shareholders.

Promptly upon the filing or sending thereof, copies of (a) all regular, periodic or special reports of each Loan Party filed with the Securities Exchange Commission, if applicable, (b) all registration statements of each Loan Party filed with the Securities Exchange Commission (other than on Form S-8), if applicable, and (c) all proxy statements or other communications made to security holders generally.

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6.1.6.          Notice of Default; Litigation; ERISA Matters.

Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by Borrowers or the applicable Loan Party affected thereby with respect thereto:

(a)          the occurrence of an Event of Default or a Default;

(b)          any litigation, arbitration or governmental investigation or proceeding not previously disclosed by Borrowers to Lenders which has been instituted or, to the knowledge of Borrowers, is threatened against Borrowers or any other Loan Party and their respective Subsidiaries which could reasonably be expected to have a Material Adverse Effect, or to which any of the properties of any thereof is subject which, in either case, could reasonably be expected to have a Material Adverse Effect;

(c)          the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under ERISA or the Code) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that Borrowers or any other Loan Party and their respective Subsidiaries furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of Borrowers or any other Loan Party with respect to any post-retirement welfare plan benefit, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Sections 412 or 431 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

(d)          any cancellation or material change in (i) any insurance maintained by Borrowers or any other Loan Party and their respective Subsidiaries or (ii) any Government Contract or other Material Contract; or

(e)          any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which could reasonably be expected to have a Material Adverse Effect.

6.1.7.          Borrowing Base Certificate.

Not later than the tenth (10th) day of each month, Borrowers shall deliver to Administrative Agent a Borrowing Base Certificate setting forth a calculation of the Borrowing Base and Borrowing Availability as of the end of the most recently ended month and executed by the chief financial officer of Borrowers on behalf of Borrowers; provided that at any time an Event of Default exists, Administrative Agent may require Borrowers to deliver Borrowing Base Certificates more frequently.

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6.1.8.          Collateral Reporting.

As soon as available, but in any event no later than the 10th day after the end of each month, collateral reports (to the extent not already delivered in connection with Section 6.1.7, which shall include (i) Accounts and unbilled Accounts aging reports and reconciliations (ii) accounts payable aging reports (including without limitation an updated list of accounts payable greater than 60 days old, with reconciliation to the report last delivered), (iii) contract backlog reports, project status reports and new business reports, including copies of contracts booked, (iv) cash reconciliation reports; and (v) any applicable agency audit reports obtained during such month.

6.1.9.          Management Report.

Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to Borrowers or any other Loan Party by independent auditors in connection with each annual or interim audit made by such auditors of the books of Borrowers or any other Loan Party.

6.1.10.         Projections.

As soon as practicable, and in any event not later than 30 days prior to the commencement of each Fiscal Year, financial projections for Borrowers and the other Loan Parties and their respective Subsidiaries for such Fiscal Year (including monthly operating and cash flow budgets) prepared in a manner consistent with the projections delivered by Borrowers to Administrative Agent prior to the Closing Date or otherwise in a manner reasonably satisfactory to Administrative Agent, accompanied by a certificate of a chief financial officer of Borrowers on behalf of Borrowers to the effect that (a) such projections were prepared by Borrowers in good faith, (b) Borrowers have a reasonable basis for the assumptions contained in such projections and (c) such projections have been prepared in accordance with such assumptions.

6.1.11.         Subordinated Debt and Government Contract Notices.

Promptly following receipt, copies of any notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any Subordinated Debt or any party to a Government Contract.

6.1.12.         Updated Schedules to Guarantee and Collateral Agreement.

Contemporaneously with the furnishing of each annual audit report pursuant to Section 6.1.1, to the extent necessary, updated versions of the Schedules to the Guarantee and Collateral Agreement showing information as of the date of such audit report (it being agreed and understood that this requirement shall be in addition to the notice and delivery requirements set forth in the Guarantee and Collateral Agreement and shall not constitute a cure or waiver of any breach of such notice or delivery requirements).

6.1.13.         Other Information.

Promptly from time to time, such other information concerning Borrowers and any other Loan Party as Administrative Agent and/or any Lender may reasonably request.

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6.2.         Books; Records; Inspections.

Keep, and cause each of the Loan Party and its respective Subsidiaries to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP in all material respects; and permit, and cause each of the Loan Party and its respective Subsidiaries to permit, at any reasonable time during normal business hours and with reasonable notice (or at any time without notice if an Event of Default exists), Administrative Agent, each Lender, or any representative thereof to (a) visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and Borrowers hereby authorize such independent auditors to discuss such financial matters with Administrative Agent, any Lender or any representative thereof, (b) inspect the properties and operations of Loan Parties, (c) perform appraisals of the property and business of Borrowers or such Loan Party, and (d) inspect, examine, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to any Collateral. All such visits, inspections, examinations, appraisals or audits by Administrative Agent and/or any Lender which occur in any calendar year other than 2012 or after the occurrence of an Event of Default shall be at Borrowers’ expense; provided, however, absent the occurrence of an Event of Default such visits, inspections, examinations and audits shall not exceed 21 days per calendar year this Agreement is in effect or an audit and collateral exam fee of more than $1,500 per day.

6.3.          Maintenance of Property; Insurance.

(a)          Keep, and cause each other Loan Party to keep, all property useful and necessary in the business of Borrowers or such other Loan Party in good working order and condition, ordinary wear and tear excepted and comply at all times with the provisions of all materials leases to which it is a party as a lessee, so as to prevent any loss or forfeiture thereof or thereunder.

(b)          Maintain, and cause each other Loan Party to maintain, with responsible insurance companies, the Key Man Life Insurance, such insurance coverage as shall be required by all laws, governmental regulations and court decrees and orders applicable to it, and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; provided that in any event, such insurance shall insure against all risks and liabilities of the type insured against as of the Closing Date and shall have insured amounts no less than, and deductibles no higher than, those amounts provided for as of the Closing Date. Upon request of Administrative Agent, Borrowers shall furnish to Administrative Agent a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by Borrowers and each other Loan Party. Borrowers shall cause each issuer of an insurance policy to provide Administrative Agent with an endorsement (i) showing Administrative Agent as a loss payee with respect to each policy of property or casualty insurance and naming Administrative Agent as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days' notice will be given to Administrative Agent prior to any cancellation of, or reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to Administrative Agent. Borrowers shall execute and deliver, and cause each other applicable Loan Party to execute and deliver, to Administrative Agent a collateral assignment, in form and substance satisfactory to Administrative Agent, of each business interruption insurance policy maintained by the Loan Parties.

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(c)          Unless Borrowers provide Administrative Agent with evidence of the continuing insurance coverage required by this Agreement, Administrative Agent may purchase insurance at Borrowers’ expense to protect Administrative Agent's interests in the Collateral. This insurance may, but need not, protect Borrowers’ and each other Loan Party's interests. The coverage that Administrative Agent purchases may, but need not, pay any claim that is made against Borrowers or any other Loan Party in connection with the Collateral. Borrowers may later cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with evidence that Borrowers have obtained the insurance coverage required by this Agreement. If Administrative Agent purchases insurance for the Collateral, as set forth above, Borrowers will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance and the costs of the insurance may be added to the principal amount of the Loans owing hereunder.

(d)          Borrowers shall give Administrative Agent prompt notice of any loss exceeding $100,000 covered by such insurance. So long as no Event of Default has occurred and is continuing, Borrowers shall have the exclusive right to adjust any losses payable under any such insurance policies which are less than $25,000. Following the occurrence and during the continuation of an Event of Default, or in the case of any losses payable under such insurance exceeding $100,000, Administrative Agent shall have the exclusive right to adjust any losses payable under any such insurance policies, without any liability to Borrowers whatsoever in respect of such adjustments.

6.4.         Compliance with Laws; Payment of Taxes and Liabilities.

Comply, and cause each Loan Party and its respective Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, Licenses, permits, and Governmental Authorizations; (b) without limiting clause (a) above, ensure, and cause each other Loan Party to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control ("OFAC"), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) or Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders; (c) without limiting clause (a) above, comply and cause each other Loan Party to comply, with all applicable Bank Secrecy Act and anti-money laundering laws and regulations; and (d) pay, and cause each other Loan Party to pay, prior to delinquency, all Taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require Borrowers or any other Loan Party to pay any such Tax or charge so long as it is the subject of a Permitted Protest.

6.5.         Maintenance of Existence.

Maintain and preserve, and (subject to Section 7.5) cause each other Loan Party to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary, other than any such jurisdiction where the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.

6.6.         Employee Benefit Plans.

Maintain, and cause each Loan Party and its respective Subsidiaries to maintain, each Pension Plan, if any, in compliance with all applicable requirements of law and regulations.

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6.7.         Environmental Matters.

Comply, in all material respects, with Environmental Laws and provide to Administrative Agent documentation of such compliance which Administrative Agent reasonably requests. If any release or disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Borrower or any other Loan Party, cause, or direct the applicable Loan Party to cause, the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as is necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, Borrowers shall, and shall cause each other Loan Party to (a) keep any property either owned or operated by Borrowers or any other Loan Party and their respective Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply with each valid Federal or state judicial or administrative order requiring the performance at any real property by Borrowers or any other Loan Party of activities in response to the release or threatened release of a Hazardous Substance, (c) promptly notify Administrative Agent of any release of which Borrowers have knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrowers or any other Loan Party and their respective Subsidiaries and take any remedial actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and (d) promptly, but in any event within 5 days of its receipt thereof, provide Administrative Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Borrowers or any other Loan Party and their respective Subsidiaries, (ii) commencement of any Environmental Claim or notice that an Environmental Claim will be filed against any Borrower or any other Loan Party and their respective Subsidiaries, and (iii) notice of a violation, citation, or other administrative order from a Governmental Authority..

6.8.          Further Assurances.

Take, and cause each other Loan Party to take, such actions as are necessary or as Administrative Agent may reasonably request from time to time to ensure that the Obligations of Borrowers and each other Loan Party under the Loan Documents are secured by a first priority perfected Lien in favor of Administrative Agent (subject only to the Permitted Liens) on all of the assets (other than Excluded Property (as defined in the Guarantee and Collateral Agreement)) of Borrowers and each other Loan Party (other than Foreign Subsidiaries) (as well as all equity interests of Borrowers and each other Loan Party and their respective Subsidiaries and guaranteed by each Loan Party other than Borrowers (including, promptly upon the acquisition or creation thereof, any Subsidiary acquired or created after the Closing Date), in each case including (a) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, fixture filings, opinions of counsel, financing statements and other documents, and the filing or recording of any of the foregoing and (b) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession.

6.9.          Lockbox Accounts.

Establish and maintain a lockbox account (“Lockbox Account”) with a United States depository institution acceptable to Administrative Agent (the “Lockbox Bank”). Borrowers and each other Loan Party shall execute with the Lockbox Bank a lockbox agreement for the Lockbox Account in form and substance acceptable to Administrative Agent, and such other agreements related to such lockbox agreement as Administrative Agent may require. Borrowers and each other Loan Party shall ensure that all collections of Accounts on which Account Debtors are obligated are paid directly into and deposited in the Lockbox Account, and that all funds deposited into the Lockbox Account are immediately transferred into a depository account owned by Administrative Agent (the “Concentration Account”).

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In the event that any Borrower directly receives any cash, checks, drafts or other remittances on or in respect of Account and/or the sale or lease of Inventory or other funds due to any Borrower, such Borrower shall promptly deliver the same to Administrative Agent for deposit of the Concentration Account. Pending such deposit, such Borrower will not commingle any such each, checks, drafts or other remittances with other funds and property but will hold them separate and apart in trust for Administrative Agent. Subject to Section 2.12, on each Business Day Administrative Agent will apply all finally collected funds on deposit in the Concentration Account to the unpaid principal amount of the Revolving Loans then outstanding; provided, however, solely for the purpose of computing interest and fees under this Agreement, funds received in the Concentration Account shall be applied to the Loans on the fifth Business Day after receipt in the Concentration Account.

Loan Parties shall cooperate with Administrative Agent in the identification and reconciliation on a daily basis of all amounts received in or required to be deposited into the Lockbox Account.

Notwithstanding anything in any lockbox agreement to the contrary, Loan Parties agree that they shall be liable for any fees and charges in effect from time to time and charged by the Lockbox Bank in connection with the Lockbox Account, and that Administrative Agent shall not have any liability therefor. Loan Parties further acknowledge and agree that, to the extent such fees and charges are not paid by Borrowers directly but are satisfied using collections in the Lockbox Account, such fees and charges shall be deemed to be Revolving Loans made by Administrative Agent hereunder. Borrowers agree to indemnify and hold Administrative Agent harmless from any and all liabilities, claims, losses and demands whatsoever, including the reasonable fees and disbursements of legal counsel for Administrative Agent arising from or relating to actions of Administrative Agent or the Lockbox Bank pursuant to this Section 6.9 or any lockbox agreement.

6.10.        Assignments of Payments Under Certain Governmental Contracts.

Upon entering into any Government Contract, execute and deliver to Administrative Agent specific assignments of payments due or to become due with respect to such Government Contract. Administrative Agent may, in its sole and absolute discretion, from time to time exclude from this requirement contracts that (a) provide for payments of less than $50,000, or (b) are less than six (6) months in duration; provided, however that any such exclusion, if granted, shall not release Borrowers from the obligation to provide such assignments in the future, at Administrative Agent’s discretion. Borrowers shall execute and deliver any and all documents and, take any and all steps necessary to provide Administrative Agent with an assignment. The separate assignment to Administrative Agent to a right of payment under specific Government Contracts, as contemplated under this Section, shall not be deemed to limit Administrative Agent’s security interest to payments under those particular Government Contracts, but rather Administrative Agent’s security interest, as stated above, shall extend to payments under any and all Government Contracts and the proceeds thereof, now or hereafter owned or acquired by the Loan Parties. Borrowers acknowledge that Administrative Agent will be irreparably harmed if Borrowers fail to assign payments due or to become due under any Government Contract when required by this Agreement, and that Administrative Agent shall have no adequate remedy at law. Therefore, Borrowers agree that Administrative Agent shall be entitled, in addition to all other remedies allowed by law or under this Agreement, to injunctive or other equitable relief to compel Borrowers’ compliance with the provisions of this Agreement requiring Borrowers to assign payments due or to become due under any Government Contract.

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6.11.        Collection of Accounts.

Collect its Accounts, and cause each other Loan Party and their respective Subsidiaries to collect its Accounts, only in the ordinary course of business, and not, and not permit any other Loan Party and their respective Subsidiaries, except in the ordinary course of business, without Administrative Agent’s prior written consent, to compromise or adjust the amount of any Account or extend the time for payment of any Account.

6.12.        Sale of Inventory, etc.

Sell its Inventory and cause each other Loan Party and their respective Subsidiaries to sell their Inventory only in the ordinary course of business, and shall not and not permit any other Loan Party and their respective Subsidiaries, without the prior written consent of Administrative Agent, to consign or otherwise dispose of their Inventory, except in the ordinary course of business.

6.13.        Covenant to Guarantee Obligations and Give Security.

Upon the formation or acquisition of any new direct or indirect Subsidiary by any Loan Party:

(a)          within 10 day after such formation or acquisition, cause such Subsidiary, and cause each direct and indirect parent of such Subsidiary (if it has not already done so), to duly execute and deliver to Administrative Agent a joinder to the Guaranty and Collateral Agreement, pursuant to which such other Loan Party shall guaranty the other Loan Parties’ Obligations under the Loan Document and pledge a security interest in and to all of its assets in support of such guaranty in accordance with the terms and conditions of the Guaranty and Collateral Agreement,

(b)          within 10 days after such formation or acquisition, furnish to Administrative Agent a description of the real and personal properties of such Subsidiary, in detail satisfactory to Administrative Agent,

(c)          within 15 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to duly execute and deliver to Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, and other security and pledge agreements, as specified by and in form and substance satisfactory to Administrative Agent (including delivery of all equity interests in and of such Subsidiary) securing payment of all the Obligations of such Subsidiary or such parent, as the case maybe, under the Loan Documents and constituting Liens on all such real and personal properties,

(d)          within 30 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of Administrative Agent to vest in Administrative Agent (or in any representative of Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, and security and pledge agreements delivered pursuant to this Section 6.13, enforceable against all third parties in accordance with their terms,

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(e)          within 30 days after such formation or acquisition, deliver to Administrative Agent, upon the request of Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to Administrative Agent, of counsel for the Loan Parties acceptable to Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as Administrative Agent may reasonably request, and

(f)          as promptly as practicable after such formation or acquisition, deliver, upon the request of Administrative Agent in its sole discretion, to Administrative Agent with respect to each parcel of real property owned or held by the entity that is the subject of such formation or acquisition title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to Administrative Agent.

The foregoing provisions of this Section 6.13 shall not be deemed to be a consent to any departure by Borrowers from the restrictions on Investments contained in Section 7.11 or the restrictions contained in Section 7.16, which prohibit the formation or acquisition of any Subsidiary. Any document, agreement, or instrument executed or issued pursuant to this Section 6.13 shall constitute a Loan Document.

6.14.        Leases.

Pay when due all rents and other amounts payable under any material leases to which any Borrower or any other Loan Party and their respective Subsidiaries is a party or by which any Borrower’s or any such other Loan Party’s or its respective Subsidiaries’ properties and assets are bound, unless such payments are the subject of a Permitted Protest.

6.15.        Disclosure Updates.

Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Administrative Agent if any written information, exhibit, or report furnished to Administrative Agent contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

6.16.        Future Leases; Future Acquisitions of Real Estate.

Deliver to Administrative Agent concurrently with the (i) execution by any Borrower or any of its Subsidiaries of any contract relating to the purchase or lease by it of real property, an executed copy of such contract or lease, and (ii) closing of the purchase of such real property, or taking of possession of the leased premises, as applicable, (A) a Mortgage on such real property or leasehold estate, (B) a lender’s policy of title insurance, issued by a title insurer and in such form and amount and containing such endorsements as shall be reasonably satisfactory to Administrative Agent, (C) a survey of such real property, which survey shall be of a recent enough date and in sufficient detail so as to permit the title insurer issuing such policy to eliminate any survey exceptions to such policy, and (D) such appraisals, environmental assessments, landlord’s agreements, and other documents and assurances with respect to such real property as Administrative Agent reasonably may require.

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6.17.        Post Closing.

Deliver to Administrative Agent:

(a)          not later than December 31, 2012, evidence that Borrowers have dissolved CMK Resource Group, LLC

(b)          not later than December 31, 2012, the lockbox agreement referenced in Section 6.9 together with evidence that the Lockbox and Concentration Account described in Section 6.9 have been established;

(c)          not later than January 31, 2013, evidence that Borrowers have made an offer to hire a Chief Financial Officer reasonably acceptable to Administrative Agent, and that the offeree shall have accepted such offer;

(d)          not later than February 28, 2013, evidence that the full-time employment of such offeree with Borrowers has commenced;

(e)          not later than February 28, 2013, the Key Man Life Insurance; and

(f)          not later than march 31, 2013, evidence that all deposit accounts of Borrowers are subject to account control agreements in favor of Administrative Agent to the extent required under Section 7.15.

Section 7.          Negative Covenants.

Until all Obligations have been Paid in Full and the Revolving Loan Commitment has been terminated, each Borrower agrees that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

7.1.         Debt.

Not, and not permit any other Loan Party or any of their respective Subsidiaries to, create, incur, assume or suffer to exist any Debt, except:

(a)          Obligations under this Agreement and the other Loan Documents;

(b)          Debt secured by Liens permitted by Section 7.2(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $100,000;

(c)          Debt of any Borrower to any Wholly-Owned Domestic Subsidiary or Debt of any Wholly-Owned Domestic Subsidiary to any Borrower or another Wholly-Owned Domestic Subsidiary of any Borrower; provided that at the written request of Administrative Agent, such Debt shall be evidenced by a demand note in form and substance reasonably satisfactory to Administrative Agent and pledged and delivered to Administrative Agent pursuant to the Guarantee and Collateral Agreement as additional collateral security for the Obligations, and the obligations under such demand note shall be subordinated to the Obligations hereunder in a manner reasonably satisfactory to Administrative Agent;

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(d)          Debt described on Schedule 7.1 as of the Closing Date, and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased;

(e)          Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 7.5;

(f)          Contingent Obligations arising under guarantees by a Loan Party of Debt or other obligations of any other Loan Party, which Debt or other obligations are otherwise permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guarantee shall be subordinated to the same extent;

(g)          the Seller Subordinated Note and the Seller Subordinated Guaranty; and

(h)          other unsecured Debt, in addition to the Debt listed above, in an aggregate outstanding amount not at any time exceeding $100,000.

7.2.         Liens.

Not, and not permit any other Loan Party and their respective Subsidiaries to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a)          Liens for Taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Protest and the execution or other enforcement of which is effectively stayed;

(b)          Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics, landlords, repairmen and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker's compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or the subject of a Permitted Protest and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, the execution or other enforcement of which is effectively stayed;

(c)          Liens described on Schedule 7.2 as of the Closing Date;

(d)          subject to the limitation set forth in Section 7.1(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on fixed assets at the time of the acquisition thereof by any Borrower or any other Loan Party and their respective Subsidiaries (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any fixed assets securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such fixed assets within 60 days of the acquisition thereof and attaches solely to the fixed assets so acquired;

(e)          attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $100,000 arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

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(f)          easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of Borrower or any other Loan Party and their respective Subsidiaries;

(g)          Liens arising under the Loan Documents;

(h)          the replacement, extension or renewal of any Lien permitted by clause (c) above upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof);

(i)          any interest or title of a lessor, licensor, sublessor or sublicensor under any lease or license permitted by this Agreement;

(j)          Liens arising from precautionary uniform commercial code financing statements (or equivalent filings or registrations in foreign jurisdictions) filed under any lease permitted by this Agreement; and

(k)          licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business not interfering with the business of the Loan Parties or any of their respective Subsidiaries.

7.3.         Cancellation of Debt.

Not, and not permit any other Loan Party and their respective Subsidiaries to, cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business, and except for the cancellation of debts or claims not to exceed $25,000 in any Fiscal Year.

7.4.         Restricted Payments.

Not, and not permit any other Loan Party and their respective Subsidiaries to, (a) make any dividend or other distribution on account of stock issued by any Borrower (including any payment in connection with any merger or consolidation involving any Borrower) or to any of its equity holders, (b) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof, (c) pay any management fees or similar fees to any of its equity holders or any Affiliate thereof, (d) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Stock of any Borrower now or hereafter outstanding, (e) make any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any Subordinated Debt, (f) pay any salary, bonus, or other compensation or remuneration to the Key Executives, or (g) set aside funds for any of the foregoing (each of the foregoing, a “Restricted Payment”). Notwithstanding the foregoing, (i) any Subsidiary may pay dividends or make other distributions to a Borrower or to a Wholly-Owned Domestic Subsidiary of a Borrower, (ii) Parent may make payments on account of the Seller Subordinated Note to the extent (and only to the extent) permitted under the Seller Subordination Agreement, (iii) Borrowers may pay salaries to the Key Executives provided the aggregate amount thereof does not exceed (A) $225,000 for the Fiscal Years ending December 31, 2012 and December 31, 2013 or (B) the amount set forth herein for the immediately preceding Fiscal Year plus 10% for any other Fiscal Year, and (iv) so long as no Event of Default exists or would result therefrom, with respect to any tax period (or portion thereof) of Parent, Parent may make quarterly cash distributions (each, a “Tax Distribution”) to Ultimate Parent with respect to each such tax period for which income tax, or an installment of estimated tax, would be required to be paid by Ultimate Parent by virtue of owning its membership interest in Parent; provided, however, the Tax Distribution may not exceed the Distribution Limitation Amount. For the purposes of computing the aggregate amount of Tax Distributions for any taxable period, any tax withholding amounts for such taxable period shall be treated as a Tax Distribution made by Parent. For purposes of this Section 7.4, a Tax Distribution made by Parent after the last day of any taxable year shall generally be treated as being made with respect to the year in which such Tax Distribution is actually made and not with respect to the prior taxable year; provided, however, that any Tax Distribution made on or before April 15th of any year may, at Parent’s option, be deemed to have been made with respect to the immediately preceding taxable year to the extent such Tax Distribution would have been permitted to be made in such preceding taxable year.

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So long as no Event of Default has occurred and is continuing, Tax Distributions may be made (if necessary) on a quarterly basis to facilitate Ultimate Parent’s ability to make quarterly estimated tax payments with respect to its taxable income or loss attributable to Parent. Any such Tax Distributions will be based on interim balances computed for the Tax Liability Accounts that reflect Ultimate Parent’s estimated taxable income or loss from the beginning of the fiscal year through the end of such quarter. At least 5 Business Days prior to the date on which the estimated quarterly Tax Distribution will be made, the Borrowers shall submit to Administrative Agent a statement reflecting the amount of such Tax Distribution.

At least 10 Business Days prior to the date on which any Tax Distributions with respect to the prior fiscal year will be made, Borrowers shall submit to Administrative Agent a statement reflecting the final adjustments to the Tax Liability Account. Such final adjustments will be made to reflect the actual results of such fiscal year, and Ultimate Parent must immediately repay to Borrowers any amount of Tax Distribution distributed to it with respect to such fiscal year in excess of the Distribution Limitation Amount based on such final adjustment.

7.5.          Mergers; Consolidations; Asset Sales.

(a)          Not, and not permit any other Loan Party and their respective Subsidiaries to, be a party to any merger or consolidation, except for any such merger or consolidation of any Subsidiary into a Borrower or any Wholly-Owned Domestic Subsidiary of a Borrower.

(b)          Not, and not permit any other Loan Party and their respective Subsidiaries to, (i) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or (ii) suspend or go out of substantial portion of its or their business, except that Borrowers may dissolve Townsend Careers, LLC and CMK Resource Group LLC.

(c)          Not, and not permit any other Loan Party and their respective Subsidiaries to, sell, transfer, dispose of, convey, license or lease any of its assets or equity interests, or sell or assign with or without recourse any receivables, except for:

(i)          sales of Inventory in the ordinary course of business;

(ii)         sales, transfers and dispositions of assets (excluding any equity interests of a Borrower or any other Loan Party and their respective Subsidiaries) for at least fair market value (as determined by the Board of Directors or manager of the Loan Party making the sale, transfer, or disposition) so long as the value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed $100,000;

(iii)        the use of cash or Cash Equivalents Investments in a manner not prohibited by the Loan Documents and the making of Investments otherwise permitted hereunder;

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(iv)        licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business not interfering with the business of the Loan Parties;

(v)         sales, forgiveness or discounting, on a non-recourse basis and in the ordinary course of business, of past due accounts in connection with the collection or compromise thereof or the settlement of delinquent accounts or in connection with the bankruptcy or reorganization of suppliers or customers;

(vi)        the lapse, abandonment or other dispositions of intellectual property that is, in the reasonable good faith judgment of a Loan Party, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of the Loan Parties or any of their Subsidiaries; and

(vii)       dispositions resulting from any casualty events, provided the proceeds thereof are applied in accordance with the terms of this Agreement, as applicable.

7.6.         Modification of Organizational Documents.

Not permit the charter, by-laws or other organizational documents of any Borrower or any other Loan Party and their respective Subsidiaries to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of Lenders.

7.7.         Use of Proceeds.

Not utilize or permit any proceeds of the Loans to be used for any purpose other than to finance the Related Transactions, for working capital, for Capital Expenditures and for other general business purposes of any Borrower and the other Loan Parties and their respective Subsidiaries; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying" any Margin Stock.

7.8.         Transactions with Affiliates.

Not, and not permit any other Loan Party and their respective Subsidiaries to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its Affiliates, except:

(i)          as expressly permitted by this Agreement and the other Loan Documents;

(ii)         consummation of the Related Transactions; and

(iii)        as set forth on Schedule 7.8 hereto.

7.9.         Inconsistent Agreements.

Not, and not permit any other Loan Party and their respective Subsidiaries to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by Borrowers hereunder or by the performance by Borrowers or any other Loan Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit Borrowers or any other Loan Party from granting to Administrative Agent a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any other Loan Party to (i) pay dividends or make other distributions to Borrowers or any other Loan Party and their respective Subsidiaries, or pay any Debt owed to Borrowers or any other Loan Party and their respective Subsidiaries, (ii) make loans or advances to Borrowers or any other Loan Party and their respective Subsidiaries or (iii) transfer any of its assets or properties to Borrowers or any other Loan Party and their respective Subsidiaries other than restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt.

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7.10.       Business Activities.

Not, and not permit any other Loan Party and their respective Subsidiaries to, engage in any line of business other than the businesses engaged in on the Closing Date and businesses reasonably related thereto thereto without the prior written approval of the Required Lenders. Not, and not permit any other Loan Party and their respective Subsidiaries to, issue any equity interest other than (a) any issuance by a Subsidiary to any Borrower or another Subsidiary of any Borrower, (b) the issuance of equity interests as contemplated in the Related Agreements and (c) the issuance of the Warrants.

7.11.       Investments.

Not, and not permit any other Loan Party and their respective Subsidiaries to, make or permit to exist any Investment in any other Person, except the following:

(a)          contributions by any Borrower to the capital of any Wholly-Owned Domestic Subsidiary of any Borrower, or by any Subsidiary to the capital of any other Wholly-Owned Domestic Subsidiary of any Borrower, so long as the recipient of any such capital contribution has guaranteed the Obligations and such guaranty is secured by a pledge of all of its equity interests and substantially all of its real and personal property, in each case in accordance with Section 6.8;

(b)           Investments constituting Debt permitted by Section 7.1(c);

(c)           Contingent Obligations constituting Debt permitted by Section 7.1 or Liens permitted by Section 7.2;

(d)          cash and Cash Equivalent Investments, and receivables and trade credit created in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(e)           bank deposits in the ordinary course of business; provided that the aggregate amount of all such deposits (excluding amounts in payroll accounts or for accounts payable, in each case to the extent that checks have been issued to third parties) which are maintained with any bank other than banks that have executed and delivered account control agreements that satisfy the criteria of Section 7.15 shall not at any time exceed $50,000;

(f)           Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors or acquired in connection with the settlement of delinquent Accounts in the ordinary course of business;

(g)          loans and advances to employees not to exceed $25,000 in the aggregate at any time outstanding;

(h)          Investments listed on Schedule 7.11 as of the Closing Date;

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(i)          ownership by any Loan Party of equity interests in another Loan Party;

(j)          deposits, prepayments and other credits to suppliers and deposits in connection with lease obligations, taxes, insurance and similar items, in each case made in the ordinary course of business and securing contractual obligations of a Loan Party, in each case to the extent constituting a Permitted Lien;

(k)          Investments in prepaid expenses, utility and workers' compensation, performance and other similar deposits, each as entered into in the ordinary course of business; and

(l)          other Investments (other than Investments in bank deposits that are maintained in banks that are not subject to control agreements as required under Section 7.15), loans and advances in addition to those otherwise permitted by this Section to the extent the aggregate amount of such other Investments, loans and advances made after the date hereof and not repaid does not exceed $25,000 in the aggregate.

7.12.       Restriction of Amendments to Certain Documents.

Not amend or otherwise modify, or waive any rights under (a) any provisions of any Subordinated Debt, (b) any other Related Agreement, or (c) any Government Contract or other Material Contract, other than immaterial amendments, modifications and waivers not adverse to the interests of Lenders.

7.13.       Fiscal Year.

Not change its Fiscal Year.

7.14.       Financial Covenants.

7.14.1.          Fixed Charge Coverage Ratio.

Not permit the Fixed Charge Coverage Ratio for any Computation Period to be less than 1.25 to 1.0.

7.14.2.          Tangible Net Worth.

Not permit Tangible Net Worth as of the last day of any Computation Period to be less than the Minimum TNW Amount. As used herein, the term “Tangible Net Worth” shall mean, as of any date, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of Ultimate Parent calculated in conformity with GAAP at such date after subtracting therefrom the aggregate amount at such date of any intangible assets of Ultimate Parent and its Subsidiaries, including, without limitation, prepaid amounts, goodwill, franchises, licenses, patents, trademarks, trade names, copyrights, service marks brand names, and all obligations owed to such Person or any of its Subsidiaries by any Affiliate or employee of such Person or any of its Subsidiaries. As used herein, “Minimum TNW Amount” shall mean the amount determined by Administrative Agent based upon its review of the consolidated balance sheet of Borrowers for December, 2012 delivered pursuant to Section 6.1.2, as set forth in a notice from Administrative Agent to the Borrower Representative.

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7.14.3.          Capital Expenditures.

Not, and not permit any other Loan Party and their respective Subsidiaries to make Capital Expenditures (a) in any Fiscal Year in an aggregate amount greater than $1,100,000 or (b) in December, 2012 in an aggregate amount greater than $200,000.

7.14.4.          Minimum EBIDTA.

Not permit EBITDA to be less than the following amounts as of the end of the following periods set forth below:

Minimum EBITDA	Month Ending
$400,000	December 31, 2012
$433,000	January 31, 2013
$467,000	February 28, 2013
$500,000	March 31, 2013

Minimum EBITDA	Three Month Period Ending
$1,500,000	June 30, 2013
$1,600,000	September 30, 2013
$1,600,000	December 31, 2013
$1,700,000	March 31, 2014
$1,800,000	June 30, 2014
$1,900,000	September 30, 2014 and the last day of each Fiscal Quarter thereafter

7.14.5.          Maximum Leverage.

Not permit the Senior Debt to EBITDA Ratio for any Computation Period to exceed 2.25 to 1.0 prior to a Trigger Event and 2.50 to 1.0 from and after a Trigger Event.

7.15.       Bank Accounts.

Not, and not permit any other Loan Party and their respective Subsidiaries to, maintain or establish any new bank accounts other than the bank accounts set forth on Schedule 7.15 (which bank accounts constitute all of the deposit accounts, securities accounts or other similar accounts maintained by the Loan Parties as of the Closing Date) and as required by Section 6.9 without prior written notice to Administrative Agent and unless Administrative Agent, Borrowers or such other applicable Loan Party and the bank or other financial institution at which the account is to be opened enter into an account control agreement, in form and substance satisfactory to Administrative Agent, regarding such bank account which shall include provisions pursuant to which such bank or other financial institution and the applicable Loan Party acknowledge the security interest and control of Administrative Agent in such account and such bank or other financial institution agrees to limit its set-off rights with respect thereto. It is agreed and understood that the foregoing requirement to deliver an account control agreement shall not apply to payroll accounts or to accounts with respect to which the aggregate amount on deposit, collectively for all such accounts, does not exceed $25,000 at any time.

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7.16.       Subsidiaries.

Not, and not permit any other Loan Party or any of their respective Subsidiaries to, establish or acquire any Subsidiary, except for the Acquisition of MDT Labor, LLC as part of the Related Transactions.

7.17.       Real Property Investments.

Not, and not permit any other Loan Party or any of their respective Subsidiaries to, invest or expend funds in connection with any real properties except as may be necessary in the ordinary course of business to maintain such properties in orderly condition.

7.18.       Change Name.

Not change any of its or any other Loan Party’s and their respective Subsidiaries’ name, organizational identification number, state of organization or organizational identity; provided, however, that Borrowers or any other Loan Party and their respective Subsidiaries may change their names upon at least 30 days prior written notice to Administrative Agent of such change and so long as, at the time of such written notification, Borrowers or any other Loan Party and their respective Subsidiaries provides any financing statements necessary to perfect and continue perfected Administrative Agent’s Liens.

7.19.       Limitation on Issuance of Stock.

Not, and not permit any other Loan Party or any of their respective Subsidiaries to, issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its equity interests except for the issuance or sale of Qualified Stock by Ultimate Parent.

7.20.       Unconditional Purchase Obligations.

Not, and not permit any other Loan Party or any of their respective Subsidiaries to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether delivery is ever made of such materials, supplies or other property or services.

Section 8.          Events of Default; Remedies.

8.1.         Events of Default.

Each of the following shall constitute an Event of Default under this Agreement:

8.1.1.          Non-Payment of Credit.

Default in the payment when due of the principal of any Loan or in the payment of any other Obligations, including any interest, fee or other amount payable by any Loan Party hereunder or under any other Loan Document.

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8.1.2.          Default Under Other Debt.

Any default shall occur under the terms of any Debt (other than the Obligations) of any Loan Party in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $50,000 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require any Borrower or any other Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.

8.1.3.          Bankruptcy; Insolvency.

(a)          Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or

(b)          Any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by such Loan Party, or remains for 60 days undismissed; or the petition commencing any insolvency proceeding is not timely controverted; or an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary; or an order for relief shall have been issued or entered therein; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.

8.1.4.          Non-Compliance with Loan Documents.

(a) Failure by any Borrower to comply with or to perform any covenant set forth in Sections 6.1.1, 6.1.2, 6.1.3, 6.1.4, 6.1.5(a), 6.1.6, 6.1.7, 6.1.8, 6.3(b), (c), and (d), 6.5, 6.7, 6.9, 6.13 and 7; or (b) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document applicable to it (and not constituting an Event of Default under any other provision of this Section 8) and continuance of such failure described in this clause (b) for 15 days.

8.1.5.          Representations; Warranties.

Any representation or warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to Administrative Agent or any Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

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8.1.6.          Pension Plans.

(a) Institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Loan Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $100,000; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under ERISA; or (c) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that Borrowers or any other Loan Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $100,000.

8.1.7.          Judgments.

One or more final judgment, order, or award for the payment of money which exceed an aggregate of $100,000 or more shall be rendered against any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgment, order or award, or enforcement proceedings shall have commenced upon such judgment, order, or award.

8.1.8.          Invalidity of Collateral Documents.

Any Collateral Document shall cease to be in full force and effect, or shall, for any reason, fail or cease to create a valid and perfected first priority Lien on or security interest in the Collateral covered thereby, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement; or any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

8.1.9.          Invalidity of Subordination Provisions.

Any subordination provision in any document or instrument governing Subordinated Debt or any subordination provision in any subordination agreement that relates to any Subordinated Debt, or any subordination provision in any guaranty by any Loan Party of any Subordinated Debt shall cease to be in full force and effect, or any Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.

8.1.10.         Change of Control.

If (a) the Key Executives collectively shall cease to (i) own and control, directly or indirectly, a majority of the issued and outstanding capital stock of Ultimate Parent on a fully diluted, as converted basis (including the Warrants), or (ii) possess the right to elect (through contract, ownership of voting securities or otherwise) at all times a majority of the board of directors (or similar governing body) of Ultimate Parent and each other Loan Party or to direct the management policies and decisions of any Borrower, (b) Ulitmate Parent shall cease to own and control, directly or indirectly, 100% of the issued and outstanding equity interests of Parent, or (c) Parent shall collectively cease to own and control, directly or indirectly, 100% of the outstanding equity interests of each of its Subsidiaries.

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8.1.11.         Criminal Proceedings.

If any criminal proceeding is instituted against any Borrower, any other Loan Party or any of their officers that has or could reasonably be expected to have a Material Adverse Effect, or the indictment of any Borrower, any other Loan Party or any of their officers for any crime other than vehicle tickets and misdemeanors not punishable by jail terms.

8.1.12.         Investigations.

Borrower, any other Loan Party or any of their officers may have directly or indirectly been engaged in any type of activity which, would be reasonably likely to result in the forfeiture of any material property of a Borrower or such other Loan Party to any Governmental Authority.

8.1.13.         Assets.

If any material portion of any Borrower’s or any of its Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person.

8.1.14.         Business Affairs.

If a Loan Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs.

8.1.15.         Loss of Key Executives.

If any Key Executive, or any replacement in accordance with this Section 8.1.15, unless replaced by the Company within 120 days by a successor reasonably satisfactory to Administrative Agent, ceases to devote his full business time and efforts to the business of the Loan Parties, or dies, suffers any illness, injury, or other disability which has caused (or which Administrative Agent in its sole discretion determines imminently will cause) him or her to be incapacitated or unable to act competently on his or her own behalf.

8.1.16.         Loss of Revenue.

If prior to the occurrence of a Trigger Event the aggregate gross revenues of Borrowers in any Fiscal Quarter decline by more than 20% from the preceding Fiscal Quarter.

8.1.17.         Material Adverse Effect.

If any event shall occur which has had, or could reasonably be expected to have, a Material Adverse Effect.

8.2.         Remedies.

Upon the occurrence of any Event of Default Administrative Agent may, and at the request of the Required Lenders, shall, exercise all of its rights and remedies available to Administrative Agent and Lenders under this Agreement, the other Loan Documents or applicable law. If any Event of Default described in Section 8.1.3(b) shall occur, the Commitments shall immediately terminate and the Loans and all other Obligations shall become immediately due and payable, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, Administrative Agent may, and at the request of the Required Lenders shall, declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and other Obligations to be due and payable, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations shall become immediately due and payable (in whole or in part, as applicable), all without presentment, demand, protest or notice of any kind. Administrative Agent shall promptly advise Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration.

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8.3.         Right to Appointment of Receiver.

Without limiting any other rights, options and remedies Administrative Agent and Lenders have under the Loan Documents, at law or in equity, if an Event of Default shall occur and be continuing, Administrative Agent, on behalf of Lenders, shall have the right to apply for and have a receiver appointed by a court of competent jurisdiction in any action taken by Administrative Agent to enforce its and Lenders’ rights and remedies in order to manage, protect and preserve the Collateral, to sell or dispose of the Collateral, to continue the operation of the businesses of Borrowers and their Subsidiaries and to collect all revenues and profits thereof and apply the same to the payment of all expenses and other charges of such receivership including the compensation of the receiver and to the payments as aforesaid until a sale or other disposition of the Collateral shall be finally made and consummated. Each Borrower, for itself and on behalf of its Subsidiaries, hereby irrevocably consents to, and waives any right to object to or otherwise contest, the appointment of, a receiver as provided above. Each Borrower (i) grants such waiver and consent knowingly after having discussed the implications thereof with counsel, (ii) acknowledges that (A) the uncontested right to have a receiver appointed for the foregoing purposes is considered essential by Administrative Agent and Lenders in connection with the enforcement of their rights and remedies hereunder and under the other Loan Documents and (B) the availability of such appointment as a remedy under the foregoing circumstances was a material factor in inducing Lenders to make the Loans to Borrowers, and (iii) agrees to enter into any and all stipulations in any legal actions, or agreements or other instruments required or reasonably appropriate in connection with the foregoing, and to cooperate fully with Administrative Agent and Lenders in connection with the assumption and exercise of control by any receiver over all or any portion of the Collateral.

8.4.         Cooperation in Event of Default.

If any Event of Default shall occur and be continuing, in addition to the acceleration and other provisions set forth in this Section 8, each Borrower shall, and shall cause each of its Subsidiaries to, take any action that Administrative Agent, for the benefit of itself and Lenders, may request in order to enable Administrative Agent to obtain and enjoy the full rights and benefits granted to Administrative Agent hereunder and under the other Loan Documents. No Borrower shall, or shall permit any of its Subsidiaries to, resist or interfere with any action taken by Administrative Agent in accordance with this Section 8. In furtherance (and not in limitation) of the foregoing, each Borrower hereby grants to Administrative Agent, for the benefit of Lenders, after the occurrence and during the continuance of an Event of Default, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to any Borrower or any of its Subsidiaries) to use, assign, license or sublicense any intellectual property, now owned or hereafter acquired by such Borrower or any of its Subsidiaries, and wherever the same may be located, including in such license reasonable access as to all media in which any of the licensed items may be recorded or stored and to all computer programs and used for the compilation or printout thereof.

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Section 9.          The Agent.

9.1.         Appointment and Authorization.

Each Lender hereby irrevocably appoints Atalaya Administrative to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of Administrative Agent and Lenders, and no Loan Party shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.2.         Rights as a Lender.

The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to Lenders.

9.3.         Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent:

(a)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)          shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Lender in violation of any Debtor Relief Law; and

(c)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

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The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.2, 8.3, 9.11, and 10.1), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent in writing by Borrowers or a Lender. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

9.4.         Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.5.          Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory provisions of this Section shall apply to any such sub agent and to the Related Parties of Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Loans as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

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9.6.         Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to Lenders and Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrowers, to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. With effect from the Resignation Effective Date (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent on behalf of Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section and Sections 10.5 and 10.6 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

9.7.         Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.8.         No Other Duties.

Anything herein to the contrary notwithstanding, no Person identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger,” if any, shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.

9.9.         Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law, Administrative Agent (irrespective of whether the principal of any Loan then shall be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and counsel and all other amounts due Lenders and Administrative Agent under Section 2 and Sections 10.5 and 10.6) allowed in such judicial proceeding; and

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(ii)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 2 and Sections 10.5 and 10.6.

9.10.        Indemnification.

Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand Administrative Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so), according to its applicable Pro Rata Share, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and Taxes) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, any foreclosure under any of the Loan Documents, or any modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of Administrative Agent.

9.11.       Collateral Matters.

The Lenders irrevocably authorize Administrative Agent, at its option and in its discretion:

(i)          to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (x) upon termination of all Commitments and Payment in Full of all Obligations (other than contingent indemnification obligations), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (z) subject to Section 15.1, if approved, authorized or ratified in writing by the Required Lenders;

(ii)         to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 11.2(d); and

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(iii)        to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by Administrative Agent at any time, the Required Lenders will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 14.12.

9.12.        No Duty to Inquire or Monitor.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall Administrative Agent be responsible or liable to Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 10.         Miscellaneous.

10.1.       Waiver; Amendments.

No delay on the part of Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Borrowers, and Lenders having an aggregate Pro Rata Shares of not less than the aggregate Pro Rata Shares expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by Borrowers and the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent shall (a) extend or increase the Commitment of any Lender without the written consent of such Lender; (b) extend the date scheduled for payment of any principal (excluding voluntary or mandatory prepayments) of, or interest on, the Loans, or any fees payable hereunder without the written consent of each Lender directly affected thereby; (c) reduce the principal amount of any Loan (excluding voluntary or mandatory prepayments), the rate of interest thereon or any fees payable hereunder, without the consent of each Lender directly affected thereby; or (d) release any party from its obligations under the Guaranty and Collateral Agreement or all or any substantial part of the Collateral granted under the Collateral Documents, change the definition of Required Lenders, any provision of this Section 10.1 or reduce the aggregate Pro Rata Share required to effect an amendment, modification, waiver or consent, without, in each case set forth in this clause (d), the written consent of all Lenders. No provision of Section 2 with respect to the timing or application of mandatory prepayments of the Loans shall be amended, modified or waived without the consent of the Required Lenders, Holdings, and Borrowers. No provision of Section 9 or other provision of this Agreement affecting Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of Administrative Agent.

10.2.       Confirmations.

Borrowers and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

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10.3.       Notices.

All notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Annex II or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent with confirmation of successful transmission; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Section 2.2.1, Administrative Agent and each Lender shall be entitled to rely on telephonic instructions from any Person that Administrative Agent and/or such Lender in good faith believes is an authorized officer or employee of Borrowers, and Borrowers shall hold Administrative Agent and each Lender harmless from any loss, cost or expense resulting from any such reliance.

10.4.       Computations.

Unless otherwise specifically provided herein, any accounting term used in this Agreement (including in Section 7.14 or any related definition) shall have the meaning customarily given such term in accordance with GAAP, and all financial computations (including pursuant to Section 7.14 and the related definitions, and with respect to the character or amount of any asset or liability or item of income or expense, or any consolidation or other accounting computation) hereunder shall be computed in accordance with GAAP consistently applied; provided that if Borrowers notify Administrative Agent and Lenders that Borrowers wish to amend any covenant in Section 7.14 (or any related definition) to eliminate or to take into account the effect of any change in GAAP on the operation of such covenant, then Borrowers’ compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant (or related definition) is amended in a manner satisfactory to Borrowers, Administrative Agent, and Lenders. The explicit qualification of terms or computations by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (Codification of Accounting Standards 825-10) to value any Debt or other liabilities of any Loan Party or any Subsidiary at "fair value", as defined therein.

10.5.       Costs; Expenses.

Borrowers agree to pay on demand all reasonable out-of-pocket costs and expenses of Administrative Agent (including Legal Costs) in connection with the preparation, execution, syndication, delivery and administration (including perfection and protection of Collateral) of this Agreement, the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any proposed or actual amendment, supplement or waiver to any Loan Document), and all reasonable out-of-pocket costs and expenses (including Legal Costs) incurred by Administrative Agent and Lenders after an Event of Default in connection with the collection of the Obligations and enforcement of this Agreement, the other Loan Documents or any such other documents. In addition, Borrowers agree to pay, and to save Administrative Agent and Lenders harmless from all liability for, any fees of Borrowers’ auditors in connection with any reasonable exercise by Administrative Agent and Lenders of its rights pursuant to and subject to the limitations set forth in, Section 6.2. All Obligations provided for in this Section 10.4 shall survive repayment of the Loans, cancellation of the Notes and termination of this Agreement).

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10.6.       Indemnification by Borrowers.

In consideration of the execution and delivery of this Agreement by Administrative Agent and Lenders and the agreement to extend the Commitments provided hereunder, Borrowers hereby agree to indemnify, exonerate and hold Administrative Agent, each Lender and each of their respective officers, directors, employees, Affiliates and agents (each a "Lender Party") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Legal Costs (collectively, the "Indemnified Liabilities"), incurred by Lender Parties or any of them as a result of, or arising out of, or relating to (a) any tender offer, merger, purchase of equity interests, purchase of assets (including the Related Transactions) or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (b) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Substance at any property owned or leased by Borrowers or any other Loan Party, (c) any violation of any Environmental Laws with respect to conditions at any property owned or leased by any Loan Party or the operations conducted thereon, (d) the investigation, cleanup or remediation of offsite locations at which any Loan Party or their respective predecessors are alleged to have directly or indirectly disposed of Hazardous Substances or (e) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any Lender Party, except to the extent any such Indemnified Liabilities result from the applicable Lender Party's own gross negligence or willful misconduct as determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All Obligations provided for in this Section 10.5 shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement.

10.7.       Marshaling; Payments Set Aside.

Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of Borrowers or any other Person or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Administrative Agent, or Administrative Agent enforces its Liens or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent in its discretion) to be repaid to a trustee, receiver or any other party in connection with any bankruptcy, insolvency or similar proceeding, or otherwise, then to the extent of such recovery, the obligation hereunder or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

10.8.        Nonliability of Administrative Agent and Lenders.

The relationship between Borrowers on the one hand and Lender on the other hand shall be solely that of borrower and lender. Neither Administrative Agent nor any Lender shall have any fiduciary responsibility to Borrowers. Administrative Agent and Lenders undertake no responsibility to Borrowers to review or inform Borrowers of any matter in connection with any phase of Borrowers’ business or operations. Execution of this Agreement by Borrowers constitutes a full, complete and irrevocable release of any and all claims which Borrowers may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. Neither Administrative Agent nor nay Lender shall have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue for, any special, indirect, punitive or consequential damages or liabilities.

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10.9.        Assignments; Participations.

10.9.1.          Successors and Assigns Generally.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrowers nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents without the prior written consent of Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee in accordance with the provisions of Section 10.9.2, (ii) to a Participant by way of participation in accordance with the provisions of Section 10.9.4, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.9.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.9.4 and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

10.9.2.          Assignments by Lenders.

Any Lender may at any time assign to one or more Persons (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (in each case with respect to any Loan) any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)         in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Loan) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (ii)(B) of this Section 10.9.2 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)         in any case not described in paragraph (ii)(A) of this Section 10.9.2, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 unless Administrative Agent otherwise consents (such consent not to be unreasonably withheld or delayed).

(ii)         Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

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(iii)        Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (i)(B) of this Section 10.9.2 and, in addition, the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Commitments if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (ii) any Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)        Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an assignment and assumption substantially in the form of Exhibit F or any other form approved by Administrative Agent (an “Assignment and Assumption”), together with a processing and recordation fee of $3,500; provided that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The Assignee, if it is not a Lender, shall deliver to Administrative Agent an administrative questionnaire containing such information and payment details with respect to the Assignee as Administrative Agent reasonably may request.

(v)         No Assignment to Certain Persons. No such assignment shall be made to Borrowers or any of their respective Affiliates or Subsidiaries.

(vi)        No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 10.6.3, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.9, 3.10, 10.9.1, 10.5, 10.6, and 10.18 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.9.4.

10.9.3.          Register.

The Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrowers, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

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10.9.4.          Participations.

Any Lender may at any time, without the consent of, or notice to, Borrowers or Administrative Agent, sell participations to any Person (other than a natural Person or Borrowers or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (c) Borrowers, Administrative Agent, and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.10 with respect to any payments made by such Lender to its Participant(s). Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the third sentence of Section 10.1 that affects such Participant. The Company agrees that each Participant shall be entitled to the benefits of Section 3.9 and 3.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.9.2; provided that such Participant agrees to be subject to the provisions of Section 13.13 and 13.14 as if it were an Assignee under Section 10.9.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 2.13 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.

10.9.5.          Limitations upon Participant Rights.

A Participant shall not be entitled to receive any greater payment under Sections 7.6 and 8.1 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 7.6 unless Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrowers, to comply with Section 7.6.5 as though it were a Lender.

10.9.6.          Certain Pledges.

Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

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10.10.     Confidentiality.

Administrative Agent and each Lender agrees to use commercially reasonable efforts (equivalent to the efforts Administrative Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Loan Party and designated as confidential, except that Administrative Agent or any Lender may disclose such information (a) to Persons employed or engaged by Administrative Agent, such Lender or any of their respective Affiliates (including collateral managers) in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 10.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Administrative Agent or any Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Administrative Agent’s or any Lender's counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Administrative Agent or any Lender is a party; (f) to any nationally recognized rating agency or investor of Administrative Agent or any Lender that requires access to information about Administrative Agent’s or such Lender's investment portfolio in connection with ratings issued or investment decisions with respect to Administrative Agent or such Lender; (g) that ceases to be confidential through no fault of Administrative Agent or any Lender; (h) to a Person that is an investor or prospective investor in a Securitization that agrees that its access to information regarding Borrowers and the Loans and Commitments is solely for purposes of evaluating an investment in such Securitization and who agrees to treat such information as confidential; or (i) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For purposes of this Section, "Securitization" means a public or private offering by any Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans or the Commitments. Notwithstanding the foregoing, Borrowers consent to the publication by Administrative Agent and Lenders of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and Administrative Agent and Lenders reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.11.     Captions.

Captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

10.12.     Nature of Remedies.

All Obligations of Borrowers and rights of Administrative Agent and Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

10.13.     Counterparts.

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt by telecopy of any executed signature page to this Agreement or any other Loan Document shall constitute effective delivery of such signature page. This Agreement and the other Loan Documents to the extent signed and delivered by means of a facsimile machine or other electronic transmission (including "pdf"), shall be treated in all manner and respects and for all purposes as an original agreement or amendment and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such other Loan Document shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that any signature or agreement or amendment was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

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10.14.     Severability.

The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

10.15.     Entire Agreement.

This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof and any prior arrangements made with respect to the payment by Borrower of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of Administrative Agent or any Lender. The Agreement has been negotiated and delivered to Administrative Agent and Lenders in the State of New York and shall have been accepted by Administrative Agent and Lenders in the State of New York.

10.16.     Successors; Assigns.

This Agreement shall be binding upon Borrowers, Administrative Agent and Lenders and their respective successors and assigns, and shall inure to the benefit of Borrowers, Administrative Agent and Lenders and the successors and assigns of Administrative Agent and Lenders. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Borrowers may not assign or transfer any of their rights or Obligations under this Agreement without the prior written consent of Administrative Agent and the Required Lenders.

10.17.     Governing Law.

THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

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10.18.     Forum Selection; Consent to Jurisdiction.

EACH BORROWER HEREBY AGREES THAT ALL ACTIONS OR PROCEEDINGS INITIATED BY SUCH OBLIGOR AND ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT OR ANY OR ALL OF THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN THE COURTS OF THE NEW YORK COUNTY, THE STATE OF NEW YORK, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, OR, IF ADMINISTRATIVE AGENT OR ANY LENDER INITIATES SUCH ACTION, IN ADDITION TO THE FOREGOING COURTS, ANY COURT IN WHICH ADMINISTRATIVE AGENT OR SUCH LENDER SHALL INITIATE OR TO WHICH ADMINISTRATIVE AGENT OR SUCH LENDER SHALL REMOVE SUCH ACTION, TO THE EXTENT SUCH COURT OTHERWISE HAS JURISDICTION. EACH BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS AND CONSENTS IN ADVANCE TO THE JURISDICTION OF SUCH COURTS IN ANY ACTION OR PROCEEDING COMMENCED IN OR REMOVED BY ADMINISTRATIVE AGENT OR LENDERS TO ANY OF SUCH COURTS, AND HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH BORROWER AT THE ADDRESS FOR NOTICES IN SECTION 10.3 ABOVE. EACH BORROWER WAIVES ANY CLAIM THAT ANY COURT HAVING SITUS IN NEW YORK COUNTY, NEW YORK, IS AN INCONVENIENT FORUM OR AN IMPROPER FORUM BASED ON LACK OF VENUE. SHOULD ANY BORROWER, AFTER BEING SO SERVED, FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THE PERIOD OF TIME PRESCRIBED BY LAW AFTER THE MAILING THEREOF, SUCH BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED BY ADMINISTRATIVE AGENT OR LENDERS AGAINST SUCH BORROWER AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. THE EXCLUSIVE CHOICE OF FORUM FOR BORROWERS SET FORTH IN THIS SECTION 10.18 SHALL NOT BE DEEMED TO PRECLUDE THE ENFORCEMENT, BY ADMINISTRATIVE AGENT OR ANY LENDER, OF ANY JUDGMENT OBTAINED IN ANY OTHER FORUM OR THE TAKING, BY ADMINISTRATIVE AGENT OR ANY LENDER, OF ANY ACTION TO ENFORCE THE SAME IN ANY OTHER APPROPRIATE JURISDICTION, AND EACH BORROWER HEREBY WAIVES THE RIGHT TO COLLATERALLY ATTACK ANY SUCH JUDGMENT OR ACTION.

10.19.     Waiver of Jury Trial.

EACH BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

10.20.     Patriot Act.

Pursuant to the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Patriot Act"), Administrative Agent and each hereby notifies each Loan Party that, pursuant to the requirements of the Patriot Act, Administrative Agent and Lender are required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow Administrative Agent and Lenders to identify each Loan Party in accordance with the Patriot Act.

10.21.     Borrower Representative.

(a)          Each Borrower hereby irrevocably appoints and constitutes the Borrower Representative as its agent to request and receive the proceeds of advances in respect of the Loans (and to otherwise act on behalf of such Borrower pursuant to this Agreement and the other Loan Documents) from Lenders in the name or on behalf of each such Borrower. Lenders may disburse such proceeds to the bank account of Borrower Representative (or any one or more of the Borrowers) without notice to any other Borrower or any other Person.

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(b)          Each Borrower hereby irrevocably appoints and constitutes the Borrower Representative as its agent to (i) receive statements of account and all other notices from Administrative Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Loan Documents, (ii) execute and deliver Compliance Certificates and all other notices, certificates and documents to be executed and/or delivered by any Borrower under this Agreement or the other Loan Documents; and (iii) otherwise act on behalf of such Borrower pursuant to this Agreement and the other Loan Documents.

(c)          The authorizations contained in this Section 10.21 are coupled with an interest and shall be irrevocable, and Administrative Agent and each Lender may rely on any notice, request, information supplied by the Borrower Representative, every document executed by the Borrower Representative, every agreement made by the Borrower Representative or other action taken by the Borrower Representative in respect of any Borrower as if the same were supplied, made or taken by such Borrower. Without limiting the generality of the foregoing, the failure of one or more Borrowers to join in the execution of any writing in connection herewith shall no relieve any Borrower from obligations in respect of such writing.

(d)          No purported termination of the appointment of Borrower Representative as agent shall be effective without the prior written consent of Administrative Agent and the Required Lenders.

10.22.         Joint and Several Liability.

(a)          Each Borrower agrees that it is jointly and severally, directly and primarily liable for the prompt Payment in Full of all Obligations. Each Borrower acknowledges that (i) it will receive substantial direct and indirect benefits from the financing arrangements contemplated in this Agreement which would not have been available to Borrowers except upon the joint and several basis set forth herein, (ii) Borrowers are all Affiliated entities by common ownership, (iii) each Borrower desires to have the availability of one common credit facility instead of separate credit facilities, (iv) each Borrower has requested that Lenders extend such a common credit facility on the terms herein provided, (v) Lenders will be making Loans against, and relying on a Lien upon, all of Borrowers’ assets even though the proceeds of any particular Loan made hereunder may not be advanced directly to a particular Borrower, (vi) each Borrower will nonetheless benefit by the making of all such Loans by Lenders and the availability of a single credit facility of a size greater than each could independently warrant, (vii) all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement and the other Loan Documents shall be applicable to and shall be binding upon each Borrower, (viii) each Borrower would not be able to obtain the credit provided by Lenders hereunder without the financial support provided by the other Borrowers, and (ix) Lenders have made no representation or warranty with respect to validity, genuineness, regularity, or enforceability of any of the Loan Documents, and have no duty or responsibility whatsoever to any Borrower in respect of the management and maintenance of the Obligations or any Collateral. Each Borrower hereby absolutely and unconditionally guarantees to Lenders the prompt Payment in Full of all Obligations and agrees that such guarantee is a continuing guarantee of payment and performance and not of collection which shall not be discharged until all Obligations are indefeasibly Paid in Full and all commitments to make Loans under this Agreement or any other Loan Document have been terminated.

76

(b)          Each Borrower’s obligations under this Section 10.22 shall be irrevocable, absolute and unconditional irrespective of and unaffected by (i) the lack of genuineness, validity or enforceability of any of the Obligations or Loan Documents, (ii) change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any rescission, amendment or modification to, or waiver or compromise or acceleration of or any consent with respect to, any of the Obligations or any Loan Document or any other guaranty or the failure to obtain the consent of any Borrower or other Person with respect thereto, (iii) the existence, value or condition of, or the failure by Administrative Agent or any other Lender Party to perfect and maintain any Lien in, or to preserve any rights to, or the release or foreclosure of, any Collateral or other security for the Obligations, (iv) the change, restructuring, dissolution or termination of the structure or existence of any Loan Party or the insolvency or bankruptcy under any Debtor Relief Law of any Loan Party, (v) any action taken or omitted by Administrative Agent or any other Lender Party or any failure of Administrative Agent or any other Lender Party to assert any claim or demand or to enforce any right or remedy against any Loan Party or any other guarantor, (vi) Administrative Agent’s and/or any other Lender Party’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vii) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (viii) the disallowance of all or any portion of Administrative Agent’s and/or any Lender Party’s claim(s) for the repayment of the Obligations of any other Borrower under Section 502 of the Bankruptcy Code, or (ix) any other action or circumstance (including any statute of limitations) or any existence of or reliance on any representation by Administrative Agent or any other Lender Party that might otherwise constitute a defense available to, or a legal or equitable discharge of, any co-obligor, Loan Party or any other guarantor or surety (other than actual indefeasible Payment in Full of the Obligations). Administrative Agent and the other Lender Parties may enforce the Loan Documents independently as to each Borrower and/or each remedy, Collateral or other security Administrative Agent or any other Lender Party may at any time have, without first proceeding against or joining any other Person, Collateral or other security for the Obligations. A separate action or actions may be brought and prosecuted against each Borrower to enforce such obligations, irrespective of whether any action is brought against any other Loan Party or whether any other Loan Party is joined in any such action or actions. Lender Parties shall be under no obligation to marshal any assets in favor of any Borrower or to proceed against or exhaust any Collateral before proceeding against any Borrower. Each Borrower agrees that it may be joined as a party defendant in any legal proceeding instituted by any Lender Party against any Loan Party.

(c)          Each Borrower is obligated to repay the Obligations as a joint and several obligor under this Agreement and the other Loan Documents. To the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (i) rendering such Borrower “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act or Section 2 of the Uniform Fraudulent Conveyance Act, (ii) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the Uniform Fraudulent Transfer Act or Section 5 of the Uniform Fraudulent Conveyance Act, or (iii) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the Uniform Fraudulent Transfer Act or Section 5 of the Uniform Fraudulent Conveyance Act. All rights and claims of contribution, indemnification, and reimbursement under this Section 10.22 shall be subordinate in right of payment to the prior indefeasible Payment in Full of the Obligations. The provisions of this Section 10.22 shall, to the extent inconsistent with any provision in any Loan Document, supersede such inconsistent provision.

77

(d)          Each Borrower hereby: (i) expressly and irrevocably subordinates to the indefeasible Payment in Full of the Obligations, any and all rights at law, in equity or otherwise to subrogation, reimbursement, exoneration, contribution, indemnification, set off or any other rights that could accrue to a co-obligor, surety or guarantor and (ii) acknowledges and agrees that this Section 10.22 shall not limit or otherwise affect such Borrower’s liability for the Obligations or the enforceability of the Loan Documents, and shall survive Payment in Full of the Obligations. As further security for the Obligations, any and all debts and liabilities now or hereafter arising and owing by any Borrower to any other Loan Party are hereby subordinated to Lender Parties’ claims and upon the occurrence of an Event of Default are assigned to Administrative Agent, for the benefit of Lender Parties, and no Borrower shall demand, sue for or otherwise attempt to collect any indebtedness of any Loan Party owing to it until the Obligations shall have been indefeasibly Paid in Full and all commitments to make Loans and extend other financial accommodations under this Agreement or any other Loan Document have been terminated. If, notwithstanding the immediately preceding sentence, a Borrower shall collect, enforce or receive any amounts in respect of any indebtedness, such amounts shall be held in trust for the benefit of the Lender Parties, and such Borrower shall immediately deliver any such amounts to Administrative Agent for application to the Obligations.

(e)          Each Borrower hereby expressly assumes all responsibilities to remain informed of the financial condition of the other Credit Parties and any other guarantors of the Obligations and any circumstances affecting the Collateral or the ability of the Credit Parties to perform under the Loan Documents.

(f)          Each Borrower, in the event it shall be considered a surety or a guarantor hereunder, hereby waives any rights and defenses it may now or hereafter have, including:

(i)          any right to require Administrative Agent or any Lending Party to proceed against any Borrower, any Guarantor or any other Person, to proceed against or exhaust any security for the Obligations or to pursue any other right, remedy, power or privilege of Administrative Agent or any Lender Party whatsoever;

(ii)         the defense of the statute of limitations in any action hereunder or for the collection or performance of the Obligations;

(iii)        any defense arising by reason of any lack of corporate or other authority or any other defense of any Borrower, any Guarantor or any other Person;

(iv)        any defense based upon Administrative Agent’s or any Lender Party’s errors or omissions in the administration of the Obligations;

(v)         any defense based on any claim that such Borrower’s obligations exceed or are more burdensome than those of any other Borrower;

(vi)        any rights to set offs and counterclaims;

(vii)       any and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations,

78

(viii)      any and all notices of the creation, renewal, modification, extension or accrual of the Obligations, or the reliance by Administrative Agent or any other Lender Party upon this Section 10.22, or the exercise of any right, power or privilege hereunder; and

(ix)         without limiting the generality of the foregoing, to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, or that may conflict with the terms of this Section 10.22.

Each Borrower, in the event it shall be held or deemed to be a guarantor of the Obligations of any other Borrower, further understands and acknowledges that if Administrative Agent, for the benefit of the Lender Parties, forecloses judicially or nonjudicially against any real property security for the Obligations, that foreclosure could impair or destroy any ability that such Borrower may have to seek reimbursement, contribution, or indemnification from the other Borrowers or others based on any right such Borrower may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by such Borrower under this Agreement.

[signature pages follow]

79

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

OPTOS CAPITAL PARTNERS, LLC

By:	Focus Venture Partners, Inc., its
sole Member and Manager

By: /s/ Christopher Ferguson
Christopher Ferguson
President

CMK RESOURCE GROUP, LLC
MDT LABOR, LLC, and
FOCUS FIBER SOLUTIONS, LLC

By:	Optos Capital Partners, LLC, sole
Member and Manager of each of the
foregoing limited liability companies

By:	Focus Venture Partners, Inc., its
sole Member and Manager

By: /s/	Christopher Ferguson
Christopher Ferguson
President

JUS-COM, INC.

By:	/s/ Christopher Ferguson
Christopher Ferguson
President

Signature Page to Focus Fiber Credit Agreement

TOWNSEND CAREERS, LLC

By:	CMK Resource Group, LLC, its
sole Member and Manager

By: Optos Capital Partners, LLC, its sole
Member and Manager

	By:	Focus Venture Partners, Inc., its
sole Member and Manager

By: /s/ Christopher Ferguson
Christopher Ferguson
President

2

ATALAYA SPECIAL OPPORTUNITIES FUND IV LP (TRANCHE B), as a Lender

By:/s/Michael Bogdan
Title: Authorized Signatory

Signature Page to Focus Fiber Credit Agreement

ATALAYA ADMINISTRATIVE LLC, as Administrative Agent

By:/s/Michael Bogdan
Title: Authorized Signatory

Signature Page to Focus Fiber Credit Agreement

Annex I

LENDERS AND PRO RATA SHARES

Lender	Revolving Loan Commitment	Pro Rata Share

Atalaya Special Opportunities Fund IV (Tranche B)	$8,500,000	100%

Lender	Term Loan Loan Commitment	Pro Rata Share

Atalaya Special Opportunities Fund IV (Tranche B)	$8,000,000	100%

Annex II

Addresses

Borrowers

969 Postal Road, Suite 100
Allentown, PA 18109
Attention: Christopher Ferguson
Telephone: (215) 820-9299
Telecopy: (610) 672-9999

Atalaya Administrative LLC

Address for Notices:

Atalaya Administrative LLC
780 Third Avenue, 27th Floor
New York, New York 10017
Attention: Michael E. Bogdan
Telephone: (212) 527-8183
Attention: Justin Burns
Telephone: (212) 201-1925
Telecopy: (917) 274-1175

Address for Payments:

Bank: First Republic Bank
1230 Avenue of the Americas
New York, NY 10020
ABA #: 321081669
Account #: 97910009129
Account Name: Atalaya Administrative LLC
Reference: Focus Fiber

Exhibit A

Form of Compliance Certificate

Please refer to the Credit Agreement dated as of ___________ (as amended, restated or otherwise modified from time to time, the "Credit Agreement") among the undersigned ("Borrowers"), the lenders party thereto from time to time, as Lenders, and Atalaya Administrative LLC, as administrative agent for Lenders. This certificate (this "Certificate"), together with supporting calculations attached hereto, is delivered to Administrative Agent and Lenders pursuant to the terms of the Credit Agreement. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

[Enclosed herewith is a copy of the [annual audited/quarterly/monthly] report of Borrowers as at ________________ (the "Computation Date"), which report fairly presents in all material respects the financial condition and results of operations [(subject to the absence of footnotes and to normal year-end adjustments)] of Borrowers as of the Computation Date and has been prepared in accordance with GAAP consistently applied.]

Borrowers hereby certify and warrant that the computations set forth on the schedule attached hereto correspond to the ratios and/or financial restrictions contained in the Credit Agreement and such computations are true and correct as at the [Computation Date].

Borrowers further certify that no Event of Default or Default has occurred and is continuing.

Borrowers have caused this Certificate to be executed and delivered by their officer thereunto duly authorized on _____________.

Focus Fiber Solutions, LLC, as Borrower Representative

By: Optos Capital Partners, LLC, sole
Member and Manager of each of the
foregoing limited liability companies

By: Focus Venture Partners, Inc., its
sole Member and Manager

By: __________________________
Christopher Ferguson
President

A-1

Schedule to Compliance Certificate
Dated as of _________________1

A.	Section 7.14.1 - Minimum Fixed Charge Coverage Ratio

	1.	Consolidated Net Income	$

	2.	Plus: Interest Expense	$
		income tax expense	$
		depreciation	$
		amortization	$
		extraordinary losses	$

	3.	Minus: Extraordinary gains	$

	4.	Total (EBITDA)	$

	5.	Unfinanced Capital Expenditures	$

	6.	Difference between (4) minus (5)	$

	7.	Interest Expense paid or payable in cash	$

	8.	Income Taxes paid and Tax Distributions	$

	9.	Required payments of principal of Debt (including the Term Loans but excluding Revolving Loans)	$

	10.	Other Restricted Payments	$

	11.	Sum of (7), (8), (9) and (10)	$

	12.	Ratio of (6) to (11)		____ to 1

	13.	Minimum Required		1.25 to 1

B.	Section 7.14.2 - Tangible Net Worth

	1.	Tangible Net Worth	$

	2.	Required Amount	$

C.	Section 7.14.3 – Capital Expenditures

	1.	Capital Expenditures	$

[1]	The descriptions of the calculations set forth in this certificate are sometimes abbreviated for simplicity, but are qualified in their entirety by reference to the full text of the calculations provided in the Credit Agreement.

A-2

	2.	Maximum Permitted Capital Expenditures		$1,100,000

D.		Section 7.14.4 – Minimum EBITDA

	1.	EBITDA	$
(from Item A(4) above)

	2.	Required Amount	$

E.	Section 7.14.4 – Maximum Leverage

	1.	Obligations	$

	2.	EBITDA	$
(from Item A(4) above)

	3.	Ratio of (1) to (2)		___ to 1.0

	4.	Maximum Permitted Leverage		2.50 to 1.0

A-3

Exhibit B

Form of Borrowing Base Certificate

Please refer to the Credit Agreement dated as of December 3, 2012 (as amended, restated or otherwise modified from time to time, the "Credit Agreement") among the undersigned ("Borrowers"), the lenders party thereto from time to time, as Lenders, and Atalaya Administrative LLC, as administrative agent for Lenders. This certificate (this "Certificate"), together with supporting calculations attached hereto, is delivered to Administrative Agent and Lenders pursuant to the terms of the Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

Borrowers hereby certify and warrant that at the close of business on __________________ (the "Calculation Date"), the Borrowing Base was $_____________, computed as set forth on the schedule attached hereto, and Borrowing Availability was $_____________, computed as set forth on the schedule attached hereto.

Borrowers have caused this Certificate to be executed and delivered by its officer thereunto duly authorized on _____________.

Focus Fiber Solutions, LLC, as Borrower Representative

By: Optos Capital Partners, LLC, sole
Member and Manager of each of the
foregoing limited liability companies

By: Focus Venture Partners, Inc., its
sole Member and Manager

By: __________________________
Christopher Ferguson
President

B-1

Schedule to Borrowing Base Certificate
Dated as of _________________

I.           Calculation of Borrowing Base

Gross Accounts	$

Less Ineligible Accounts:

Accounts (i) which do not arise from the sale of goods or the rendering of services to the Account Debtor or (ii) arising from the sale of goods which do not comply with the Account Debtor's specifications (if any), which have not been delivered to such Account Debtor, or which have been returned by such Account Debtor)	$

Accounts (i) not subject to a first priority perfected Lien in favor of Administrative Agent or (ii) subject to any other Lien (other than a Permitted Lien) or factoring arrangement	$

Accounts that are not valid, legally enforceable and unconditional obligation of the Account Debtor with respect thereto or are that are subject to any counterclaim, credit, allowance, discount, rebate or adjustment by the Account Debtor or to any claim by such Account Debtor denying liability thereunder in whole or in part; provided, that in the event any counterclaim, credit, allowance, rebate or adjustment is asserted, or discount is granted, the Account shall only be ineligible to the extent thereof;	$

Accounts with respect to which there is a bankruptcy, insolvency or liquidation proceeding pending by or against the Account Debtor	$

Accounts with respect to which the Account Debtor is not a resident or citizen of, and located within, the United States, unless the sale of goods or services giving rise to such Account is on letter of credit, banker's acceptance or other credit support terms	$

B-2

Accounts arising from a "sale on approval," "sale or return," "consignment" or "bill and hold" or subject to any other repurchase or return agreement	$

Accounts with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by a Borrower or any Subsidiary (or by any agent or custodian of a Borrower or any Subsidiary) for the account of or subject to further and/or future direction from the Account Debtor with respect thereto	$

Accounts that do not arise in the ordinary course of business of a Borrower or the applicable Subsidiary	$

Accounts with respect to which the Account Debtor is the United States or any department, agency or instrumentality thereof, unless Borrower or the applicable Subsidiary has assigned its right to payment of such Account to Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended	$

Accounts evidenced by chattel paper or an instrument, the original copy of such chattel paper or instrument has not been endorsed and/or assigned and delivered to Administrative Agent	$

Accounts that have not been billed to or are not evidenced by an invoice in the name of the Account Debtor and payable to a Borrower or a Domestic Subsidiary	$

Accounts that include any amount related to a holdback or unsigned change order or any amount that may not be billed pursuant to the terms of the applicable contract with the Account Debtor	$

Accounts not denominated in Dollars	$

Accounts representing a credit card receivable or arising from a COD sale	$

Accounts that represent progress billings	$

B-3

Accounts with respect to which the Account Debtor is a Borrower or an Affiliate of a Borrower	$

Accounts (i) not evidenced by an invoice delivered to the related Account Debtor, (ii) more than 60 days past the due date thereof or (iii) more than 90 days past the original invoice date thereof, in each case according to the original terms of sale	$

Accounts owed by an Account Debtor with respect to whom more than 50% of all Accounts owed by such Account Debtor are not ineligible under the preceding line item	$

Accounts owed by an Account Debtor with respect to whom the aggregate amount of all Accounts owed by such Account Debtor and its Affiliates thereon exceeds ___% of the aggregate amount of all Accounts at such time (or ___% with respect to ____________, ___% with respect to ____________, and ___% with respect to ____________)	$

ELIGIBLE ACCOUNTS	$

LESS the aggregate amount of all deductible obligations and contractual allowances under contracts with the Account Debtors	$

NET COLLECTIBLE VALUE OF ELIGIBLE ACCOUNTS (“BORROWING BASE”)	$

B-4

II.          Calculation of Borrowing Availability

(A)	Revolving Loan Commitment		$8,500,000.00

(B)	Aggregate Outstanding Revolving Loans	$

(C)	Excess (Deficiency) of (A) minus (B)	$

(D)	Borrowing Base	$

(E)	Outstanding Principal Balance of Term Loans	$

(F)	Excess (Deficiency) of (D) minus ((B) plus (E))	$

(G)	Lesser of (C) and (F) ("Borrowing Availability")	$

B-5

Exhibit C

Form of Note

$__________________	December 3, 2012

The undersigned ("Borrowers"), for value received, promises to pay to the order of _____________ ("Lender") at the principal office of Atalaya Administrative LLC ("Administrative Agent") in New York, New York the aggregate unpaid amount of all Loans made to Borrowers by Lender pursuant to the Credit Agreement referred to below, such principal amount to be payable on the dates set forth in the Credit Agreement.

Borrowers further promise to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.

This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement, dated as of December 3, 2012 (as amended, restated or otherwise modified from time to time, the "Credit Agreement"; terms not otherwise defined herein are used herein as defined in the Credit Agreement), among Borrowers, the financial institutions (including Lender) party thereto from time to time and Administrative Agent, as administrative agent for such financial institutions, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

This Note is made under and governed by the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

OPTOS CAPITAL PARTNERS, LLC, as Parent and a Borrower

By:	Focus Venture Partners, Inc., its
sole Member and Manager

By:
Christopher Ferguson
President

C-1

FOCUS FIBER SOLUTIONS, LLC, as
a Borrower and as Borrower Representative

By:	Optos Capital Partners, LLC, sole
Member and Manager of each of the
foregoing limited liability companies

	By:	Focus Venture Partners, Inc., its
sole Member and Manager

By:
Christopher Ferguson
President

MDT LABOR, LLC, as a Borrower

By:	Optos Capital Partners, LLC, sole
Member and Manager of each of the
foregoing limited liability companies

	By:	Focus Venture Partners, Inc., its
sole Member and Manager

By:
Christopher Ferguson
President

JUS-COM, INC., as a Borrower

By:
Christopher Ferguson
President

CMK RESOURCE GROUP, LLC, as a Borrower

By:	Optos Capital Partners, LLC, sole
Member and Manager of each of the
foregoing limited liability companies

	By:	Focus Venture Partners, Inc., its
sole Member and Manager

By:
Christopher Ferguson
President

C-2

TOWNSEND CAREERS, LLC, as a Borrower

By:	CMK Resource Group, LLC, its
sole Member and Manager

	By:	Optos Capital Partners, LLC, its sole
Member and Manager

By: Focus Venture Partners, Inc., its
sole Member and Manager

By:
Christopher Ferguson
President

C-3

Exhibit D

Form of Notice of Borrowing

[letterhead of Borrower]

Atalaya Administrative LLC
780 Third Avenue, 27th Floor
New York, New York 10017
Attention:     Michael E. Bogdan
Telephone:   (212) 527-8183
Attention:     Justin Burns
Telephone:   (212) 201-1925
Telecopy:    (917) 274-1175

Gentlemen:

Please refer to the Credit Agreement dated as of December 3, 2012 (as amended, restated or otherwise modified from time to time, the "Credit Agreement") among the undersigned ("Borrowers"), the financial institutions party thereto from time to time, as Lenders, and Atalaya Administrative LLC, administrative agent for Lenders. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement. This notice is given pursuant to Section 2.2.2 of the Credit Agreement and constitutes a representation by Borrowers that the conditions specified in Section 4.2 of the Credit Agreement have been satisfied. Borrowers hereby request a borrowing under the Credit Agreement as follows:

The aggregate amount of the proposed borrowing is $______________. The requested borrowing date for the proposed borrowing (which is a Business Day) is ______________, ____.

Borrowers have caused this Notice to be executed and delivered by their officer thereunto duly authorized on _____________, 20____.

Focus Fiber Solutions, LLC, as Borrower Representative

By:
Title:

D-1

Exhibit E

Form of Excess Cash Flow Certificate

Date: _______________, 200_

Please refer to the Credit Agreement dated as of December 3, 2012 (as amended, restated or otherwise modified from time to time, the "Credit Agreement") among the undersigned (the "Borrowers"), the lenders party thereto from time to time, as Lenders, and Atalaya Administrative LLC, as administrative agent for Lenders. This certificate (this "Certificate"), together with supporting calculations attached hereto, is delivered to Administrative Agent and Lenders pursuant to the terms of the Credit Agreement. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

The officer executing this Certificate is a chief financial officer of Borrowers and as such is duly authorized to execute and deliver this Certificate on behalf of Borrowers. By executing this Certificate such officer hereby certifies to Lender and Lenders that:

(a)          set forth on Schedule 1 attached hereto is a correct calculation of Excess Cash Flow for the Fiscal Year ended [December 31], 20__ and a correct calculation of the required prepayment of

$__________________;

(b)          Schedule 1 attached hereto is based on the audited financial statements which have been delivered to Lender in accordance with Section 6.1.1 of the Credit Agreement.

IN WITNESS WHEREOF, Borrowers have caused this Certificate to be executed by their chief financial officer this _____ day of _______________, 20__.

Focus Fiber Solutions, LLC, as Borrower Representative

By: Optos Capital Partners, LLC, sole
Member and Manager of each of the
foregoing limited liability companies

By: Focus Venture Partners, Inc., its
sole Member and Manager

By: __________________________
Christopher Ferguson
President

E-1

Schedule 1
to
Excess Cash Flow Certificate

Excess Cash Flow is defined as follows:

EBITDA (from item A(4) of Exhibit B)	$

Plus: Cash in excess of recorded revenue	$

Less: Scheduled principal payments made with respect to the Term Loans and other permitted Debt	$

Voluntary principal prepayments made with respect to the Term Loans	$

Cash payments (not financed by Debt) made with respect to Capital Expenditures permitted by Credit Agreement	$

Federal, state, local and foreign income taxes paid in cash (net of cash refunds)	$

Interest Expense with respect to permitted Debt paid in cash	$

Excess Cash Flow	$

Prepayment percent		50%

Prepayment amount	$

E-2